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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-127586

        PROSPECTUS SUPPLEMENT
 (TO PROSPECTUS DATED AUGUST 30, 2005)

8,500,000 Shares

Common Shares

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust, or REIT, focused primarily on the development, construction, acquisition, ownership and operation of neighborhood and community shopping centers in selected growth markets in the United States.

We are offering and selling 8,500,000 of our common shares of beneficial interest, par value $0.01 per share. We will receive all of the net proceeds from the sale of our common shares.

Our common shares are listed on the New York Stock Exchange under the symbol "KRG." The last reported sales price of our common shares on the New York Stock Exchange on September 27, 2005 was $15.01 per share.

Investing in our common shares involves certain risks. See "Risk Factors" beginning on page S-13 of this prospectus supplement and on page 5 of the accompanying prospectus.

	Per Share	Total
Public offering price	$15.01	$127,585,000
Underwriting discount and commission	$0.7505	$6,379,250
Proceeds to us (before expenses)	$14.2595	$121,205,750

We have granted the underwriters a 30-day option to purchase up to an additional 1,275,000 shares from us on the same terms and conditions as set forth above if the underwriters sell more than 8,500,000 common shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common shares on or about October 3, 2005.

LEHMAN BROTHERS	WACHOVIA SECURITIES

    GOLDMAN, SACHS & CO.

    RAYMOND JAMES

    KEYBANC CAPITAL MARKETS

    STIFEL, NICOLAUS & COMPANY
                  I    NCORPORATED

    September 27, 2005

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell, nor are we or they seeking an offer to buy, these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

        References in this prospectus supplement to "Kite," "the Company," "we," "us," "our" or "our Company" are to Kite Realty Group Trust and its subsidiaries, including Kite Realty Group, L.P., which we refer to as our "Operating Partnership."

        The information in this prospectus supplement updates information in the accompanying prospectus and, to the extent it is inconsistent with the information in the accompanying prospectus, replaces such information.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, together with other statements and information publicly disseminated by Kite Realty Group Trust, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

  •
  national and local economic, business, real estate and other market conditions;

  •
  the ability of tenants to pay rent;

  •
  the competitive environment in which we operate;

  •
  financing risks;

  •
  property management risks;

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  the level and volatility of interest rates;

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  the financial stability of tenants;

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  our ability to maintain our status as a real estate investment trust, or REIT, for federal income tax purposes;

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  acquisition, disposition, development and joint venture risks;

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  potential environmental and other liabilities;

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  other factors affecting the real estate industry generally; and

  •
  other risks identified in this prospectus supplement, the accompanying prospectus and, from time to time, in other reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

        We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

ii

PROSPECTUS SUPPLEMENT SUMMARY

        This prospectus supplement summary does not contain all the information you should consider before investing in our common shares. Please read the entire prospectus supplement and accompanying prospectus carefully, including the section entitled "Risk Factors" on page S-13 of this prospectus supplement and on page 5 of the accompanying prospectus as well as the section entitled "Risk Factors" beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and our consolidated financial statements and the related notes thereto incorporated by reference herein. The demographic data included in this prospectus supplement was produced by us using software developed by Sites USA. The data contained in the software was originally provided by private and governmental sources deemed to be reliable. The demographic data provided in this prospectus supplement has not been reviewed by Sites USA and is provided without representation or warranty by Sites USA.

Our Company

        We are a full-service, vertically integrated REIT focused on the development, construction, acquisition, ownership and operation of neighborhood and community shopping centers in selected growth markets in the United States. Our objective is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our development portfolio and continue to identify new development and acquisition opportunities. Our founders and predecessors have been in the real estate and construction business since 1960. Our business is primarily concentrated in retail real estate. We are currently focused on retail development as a key driver of growth for our company. We believe that our vertically integrated development platform provides us with a competitive advantage by enabling us to control all aspects of the development process from design to operation. Additionally, we will selectively pursue acquisitions of properties that are consistent with our business strategy.

        As of June 30, 2005, we owned interests in a portfolio of 42 operating properties, consisting of 36 retail properties and six commercial assets, totaling approximately 6.0 million square feet of gross leasable area (including non-owned anchor space). Our retail and commercial operating portfolios were approximately 94% and 98% leased, respectively, as of June 30, 2005. Since our initial public offering, or IPO, we have delivered seven properties from our development pipeline into our operating portfolio. These properties were 98% leased as of June 30, 2005. Our current development pipeline consists of 14 retail properties that are projected to contain approximately 2.1 million square feet of gross leasable area (including non-owned anchor space). In addition, we are continually evaluating new retail development opportunities for delivery in future years.

        Since August 16, 2004, the date of our IPO, we have acquired 11 retail operating properties representing approximately 1.6 million total owned square feet for an aggregate purchase price of approximately $219.9 million. Our acquisition activities have been focused on high-quality retail properties located in our core growth markets which we believe offer opportunities for long term cash flow growth through proactive management and leasing or redevelopment opportunities.

        We believe that we have established a track record of acquisitions and development as a public company which we expect to continue in the coming years. We also are committed to our fee businesses, which consist of third-party construction, build-to-suit development and advisory services.

        We were formed in March 2004 and commenced operations on August 16, 2004 following the completion of our IPO. We conduct all of our business through our Operating Partnership, of which we are the sole general partner, and its subsidiaries. As of June 30, 2005, we held an approximate 69% interest in our Operating Partnership.

Summary Portfolio Statistics

        The following tables summarize our operating portfolio as of June 30, 2005 and our development pipeline as of September 19, 2005:

	No. of Properties(1)	Owned GLA/NRA(2)	Total GLA/NRA(2)	% Owned GLA Leased	Annualized Base Rent(3)
Operating Portfolio
Retail	36	3,923,243	5,356,973	93.8%	$41,304,284
Commercial	6	662,652	662,652	97.7%	9,624,510

Total	42	4,585,895	6,019,625	94.4%	$50,928,794
	No. of Properties(1)	Projected Owned GLA(4)	Projected Total GLA(5)	% Owned GLA Pre-Leased or Committed(6)	Estimated Total Project Cost
Development Pipeline
2005 Retail	7	453,500	1,116,802	82.2%	$94,563,000
2006-2007 Retail	7	586,600	1,014,400	52.5%	111,050,000

Total	14	1,040,100	2,131,202	67.8%	$205,613,000

(1)
Includes four joint venture properties in our operating portfolio and five joint venture properties in our development pipeline.

(2)
"Owned GLA/NRA" represents gross leasable area/net rentable area that is owned by us. "Total GLA/NRA" includes Owned GLA/NRA, square footage attributable to non-owned outlot structures on land that is owned by us and ground leased to tenants, and non-owned anchor space. Neither "Owned GLA/NRA" nor "Total GLA/NRA" includes square footage of Union Station Parking Garage, a detached parking garage supporting our Thirty South property that includes 851 parking spaces and is operated by Denison Parking, a third party, pursuant to a lease of the entire property.

(3)
"Annualized Base Rent" represents the contractual rent for June 2005 for each applicable property, multiplied by 12. It includes ground lease revenue but does not include approximately $500,000 in annualized income attributable to the Union Station Parking Garage.

(4)
"Projected Owned GLA" represents gross leasable area that we project will be owned by us. It excludes square footage that we project will be attributable to non-owned outlot structures on land that is owned by us and that we expect to ground lease to tenants. It also excludes non-owned anchor space.

(5)
"Projected Total GLA" includes Projected Owned GLA, projected square footage attributable to non-owned outlot structures on land that is owned by us, and non-owned anchor space that is currently existing or under construction.

(6)
Excludes outlots owned by us and ground leased to tenants. Includes leases under negotiation for approximately 144,000 square feet for which we have signed non-binding letters of intent plus two agreements to enter into ground leases with anchor tenants at our Eagle Creek, Phase II and Estero Town Commons properties. We currently have 31 outlots at the properties in our development pipeline, including eight which are currently pre-leased.

Developments Since Our IPO

        Since the completion of our IPO, we have undertaken the development and acquisition activities described below.

  Development Activities

        In August 2004, we had 13 properties in our development pipeline at a projected total cost of approximately $119.0 million. Since the completion of our IPO, we have delivered seven of those development projects to our operating portfolio, at an aggregate project cost of approximately $40 million:

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  176th & Meridian, a 14,560 square foot build-to-suit Walgreens located in the Seattle, Washington metropolitan statistical area, or MSA (delivered August 2004).

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  50th & 12th, a 14,500 square foot build-to-suit Walgreens located in Seattle, Washington (delivered August 2004).

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  82nd & Otty, a 10,000 square foot neighborhood shopping center located in the Portland, Oregon, MSA (delivered November 2004).

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  Indiana State Motor Pool, a 115,000 square foot build-to-suit commercial property located in Indianapolis, Indiana (delivered November 2004).

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  Cool Creek Commons, a 133,000 square foot upscale neighborhood shopping center located in an affluent northern suburb of Indianapolis, Indiana (delivered March 2005).

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  Weston Park, Phase I, a three-outlot retail development located in an affluent northern suburb of Indianapolis, Indiana (delivered March 2005).

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  Martinsville Shops, a 11,000 square foot neighborhood shopping center located in Martinsville, Indiana (delivered June 2005).

        In addition, five of our remaining original 13 development projects have become partially operational since our IPO:

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  Traders Point I, a projected 366,400 square foot upscale community shopping center in Indianapolis, Indiana, is anchored by Dick's Sporting Goods, Marsh Supermarkets, Bed Bath & Beyond and Kerasotes Theatres and opened in the fourth quarter of 2004. Of the 235,000 square feet of owned gross leasable area that has been built to date, 94% is currently leased. We currently have a non-binding letter of intent for one of the remaining two junior boxes. Upon execution of the lease, we will move Traders Point I to our operating portfolio.

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  Traders Point II, a projected 46,600 square foot upscale retail development shadow anchored by Traders Point I, is currently 37% leased, with an additional 4,100 square feet subject to a non-binding letter of intent.

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  Geist Pavilion, a projected 64,300 square foot neighborhood shopping center located in an affluent northern suburb of Indianapolis, Indiana, is currently 43% leased, with an additional 16,200 square feet subject to a non-binding letter of intent.

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  Greyhound Commons, a four-outlot restaurant park located in an affluent northern suburb of Indianapolis, Indiana, is shadow anchored by Lowe's. Two of the four outlots are currently leased to tenants which are open and paying rent.

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  Red Bank Commons, a projected 34,500 square foot retail development located in Evansville, Indiana and shadow anchored by Wal-Mart and Home Depot, is currently 57% leased, with an additional 3,000 square feet subject to a non-binding letter of intent.

        Since our IPO, we have added eight new development projects to our pipeline for anticipated delivery before the end of 2007, with a total anticipated cost of approximately $120.3 million, bringing our total current development pipeline to 14 projects with an anticipated total project cost of approximately $205.6 million:

        Tarpon Springs Plaza.    In March 2005, we exercised our option to acquire 15 acres in Naples, Florida from Messrs. Al Kite, our Chairman, John Kite, our President and Chief Executive Officer, Paul Kite, and Tom McGowan, our Executive Vice President of Development and Chief Operating Officer, at a price equal to their cost in the project with no profit, plus the assumption of certain property-related liabilities and the obligations to repay certain property-related indebtedness. The equity portion of the purchase price was paid through the issuance of units in our Operating Partnership. The community shopping center will be shadow anchored by a SuperTarget and is anticipated to include 70,000 square feet of retail junior box space, 25,000 square feet of small shops, and up to four outparcels. Total estimated project cost for Tarpon Springs Plaza is $21.5 million and the center is anticipated to open in the fourth quarter of 2006.

        Naperville Marketplace.    In March 2005, we acquired 22 acres in Naperville, Illinois, an affluent suburb of Chicago. The site contained a partially constructed Super K-Mart, which we have converted to a 70,000 square foot Marsh Supermarket (now open for business), and we are developing an additional 105,000 square feet of junior boxes and small shops. We anticipate selling the Marsh store. The remainder of Naperville Marketplace is anticipated to open in the second quarter of 2006. Total estimated project cost for Naperville Marketplace is $29.7 million.

        Estero Town Commons.    In January 2005, we formed a joint venture with a private developer in Florida and acquired 33 acres of raw land in Lee County, Florida, located northeast of Naples, which we plan to develop into an approximately 188,600 square foot retail development called Estero Town Commons. We have entered into an agreement to enter into a ground lease with a big box retailer to anchor the development. Total estimated project cost for Estero Town Commons is $20.0 million and the center is anticipated to open in the third quarter of 2006.

        Beacon Hill Shopping Center.    In July 2005, we formed a joint venture with a private developer in northwest Indiana and acquired 82 acres in Crown Point, Indiana, a growing community located 50 miles south of Chicago on I-65. We issued units in our Operating Partnership to an affiliate of the developer in exchange for a 50% interest in the joint venture. The first 36 acres of the Beacon Hill Shopping Center project will consist of a 161,000 square foot neighborhood shopping center shadow anchored by a 70,000 square foot Strack & Van Til's, an established regional grocery store chain. The center also will include approximately 56,000 square feet of additional in-line retail space and seven outparcels, which are projected to support 35,000 square feet. The total estimated project cost for Beacon Hill Shopping Center is $17.0 million and the first phase is anticipated to open in the summer of 2006.

        Gateway Shopping Center.    In June 2005, we formed a joint venture with White-Leasure Development Company, a private developer based in Boise, Idaho, to develop a projected 255,000 square foot community shopping center in Marysville, Washington (Seattle MSA). Gateway Shopping Center will include two shadow anchors, Kohl's Department Store and Winco Foods, a growing supermarket chain with approximately 50 stores in the Western United States. When fully developed, the center is expected to include a 30,000 square foot junior box, up to 45,000 square feet of small shops, and five outlots. In the first phase of the project, we will develop the junior box and three outlots. The joint venture currently is negotiating to acquire the acreage to support the small shops and remaining outlots, which will constitute the second phase. Sitework is underway on Gateway Shopping Center. Total estimated project cost for the first phase of Gateway Shopping Center is $8.5 million and the first phase is anticipated to open in the first quarter of 2007.

        Zionsville Place.    In December 2004, we acquired seven acres in Zionsville, Indiana, an affluent northern suburb of Indianapolis. Zionsville Place will be a 37,500 square foot mixed use retail/commercial center featuring a combination of small shops and garden style offices. The total estimated project cost for Zionsville Place is $8.0 million and the center is anticipated to open in the second quarter of 2006.

        Cornelius Gateway.    In June 2005, we acquired 4.3 acres in Cornelius, Oregon (Portland MSA) to develop a projected 36,100 square foot neighborhood shopping center anchored by a 14,800 square foot built-to-suit Walgreens. Cornelius Gateway is owned by a joint venture in which we have an 80% interest. We plan to sell Cornelius Gateway upon completion of the construction and stabilization of the small shops. Total estimated project cost for Cornelius Gateway is $9.2 million and the center is anticipated to open in the fourth quarter of 2005.

        Sandifur Plaza.    In April 2005, we acquired 3.4 acres in Pasco, Washington to develop a projected 27,400 square foot neighborhood shopping center anchored by a 14,800 square foot built-to-suit Walgreens. Sandifur Plaza is owned by two joint ventures. We have an 80% interest in the Walgreens and a 95% interest in the small shop space. We plan to sell Sandifur Plaza upon completion of the construction and stabilization of the small shops. Total estimated project cost for Sandifur Plaza is $6.4 million and the center is anticipated to open in the fourth quarter of 2006.

        Since our IPO, we also have acquired three significant parcels of undeveloped land:

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  In February 2005, we acquired 16 acres of undeveloped land contiguous to our Fox Lake Crossing neighborhood shopping center.

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  In July 2005, we acquired 46 acres of undeveloped land contiguous to our Beacon Hill Shopping Center development property through a joint venture.

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  In August 2005, we acquired 15.4 acres of undeveloped land in Naples, Florida, which we plan to ground lease to a big box retailer.

        We currently own approximately 128 acres of undeveloped land that we anticipate will be added to the development pipeline for delivery in 2007 and beyond.

    Acquisition Activities

        Since our IPO in August 2004, we have completed 11 acquisitions of retail operating properties totaling approximately 1.9 million square feet of gross leasable area (including non-owned anchor space) for a total purchase price of approximately $219.9 million, including approximately $62.0 million of assumed debt. Six of the completed acquisitions were pending at the time of our IPO. The following is a summary of our post-IPO acquisitions:

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  Hamilton Crossing. In August 2004, we acquired Hamilton Crossing, an 82,374 square foot community shopping center in Carmel, Indiana (a suburb of Indianapolis), for a total purchase price of approximately $15.5 million;

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  Waterford Lakes. In August 2004, we acquired Waterford Lakes, a 77,948 square foot neighborhood shopping center in Orlando, Florida, for a total purchase price of approximately $9.1 million;

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  Publix at Acworth. In August 2004, we acquired Publix at Acworth, a 69,628 square foot neighborhood shopping center in Acworth, Georgia (a suburb of Atlanta), for a total purchase price of approximately $9.2 million;

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  Plaza at Cedar Hill. In August 2004, we acquired Plaza at Cedar Hill, a 299,783 square foot community shopping center in Cedar Hill, Texas (a suburb of Dallas), for a total purchase price of approximately $38.6 million, inclusive of $27.4 million in assumed debt;

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  Sunland Towne Centre. In September 2004, we acquired Sunland Towne Centre, a 312,571 square foot community shopping center in El Paso, Texas, for a total purchase price of approximately $32.1 million, inclusive of $17.8 million in assumed debt;

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  Centre at Panola. In September 2004, we acquired Centre at Panola, a 73,079 square foot neighborhood shopping center in Lithonia, Georgia (a suburb of Atlanta), for a total purchase price of approximately $9.4 million, inclusive of $4.5 million in assumed debt;

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  Eastgate Pavilion. In December 2004, we acquired Eastgate Pavilion, a 231,730 square foot community shopping center in Cincinnati, Ohio for a total purchase price of approximately $27.6 million;

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  Four Corner Square. In December 2004, we acquired Four Corner Square, a 73,086 square foot neighborhood shopping center in Maple Valley, Washington (Seattle MSA), for a total purchase price of approximately $10.5 million;

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  Fox Lake Crossing. In February 2005, we acquired Fox Lake Crossing, a 99,100 square foot neighborhood shopping center in Fox Lake, Illinois (a suburb of Chicago), for approximately $15.5 million, inclusive of $12.3 million in assumed debt;

  •
  Plaza Volente. In May 2005, we acquired Plaza Volente, a 156,308 square foot community shopping center in Austin, Texas, for a total purchase price of approximately $35.9 million, which was partially financed by $28.7 million in new fixed-rate debt; and

  •
  Indian River Square. In May 2005, we acquired Indian River Square, a 144,134 square foot shopping center in Vero Beach, Florida, for a total purchase price of approximately $16.5 million, which was partially financed by $13.3 million in new fixed-rate debt.

  Our Competitive Advantages

        We believe that we distinguish ourselves as a developer and owner of neighborhood and community shopping centers on the basis of the following:

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  Vertically Integrated Development and Operating Platform. We are a vertically integrated real estate company with in-house capabilities and expertise in project design, development, leasing, construction and property management. Vertical integration means that we control all aspects of the development process from design to operation, which improves our ability to deliver a quality product to our tenants on budget and on time. In addition, our construction expertise enables us to better identify and complete redevelopment and value-enhancing acquisition opportunities.

  •
  Proven Development Track Record. Since 1999, we or our predecessor has developed or redeveloped 39 operating properties in nine states totaling approximately 3.5 million square feet of owned space. Twenty of those properties are in our current operating portfolio and 19 have been sold for gross proceeds of approximately $291.0 million, generating a $70.0 million profit over development and acquisition costs.

  •
  Strong Development Pipeline. We are currently developing 14 retail properties in areas with favorable demographics that are projected to total approximately 2.1 million square feet of gross leasable area (including non-owned anchor space). The estimated total project cost for these properties is approximately $205.6 million. The 2005 estimated average household income within a three-mile radius of our current retail developments is approximately $85,100, compared to the national average of $64,443. From 1990 to 2005, these areas had an estimated annual population growth rate of 14.5%, compared to the estimated national average of 1.3% during the same period. In addition, we own interests in approximately 128 acres of land that represent future retail and commercial development opportunities, either in the form of expansion of existing properties or development of new retail properties. The successful completion and lease-up of these properties is expected to be a significant source of growth for us over the next several years.

  •
  Strong Retailer Relationships. Our business is driven by retailer relationships. We have established relationships with nationally recognized retailers. Bed Bath & Beyond, Dick's Sporting Goods, Lowe's and Publix are among our top ten retail tenants and we or our predecessor have completed multiple transactions with Kohl's, Target and Wal-Mart. We or our predecessor also have partnered with some of these retailers to identify attractive investments in new and existing markets. It is our experience that strong retailer relationships improve tenant retention and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

  •
  High Quality Operating Portfolio. Our retail operating portfolio is concentrated in areas with favorable demographics. The areas within a three-mile radius of our operating retail properties had a 2005 estimated average household income of approximately $73,500 and an estimated annual population growth of approximately 12% from 1990 through 2005. We have developed or redeveloped 22 of the 42 operating properties in our current portfolio.

  •
  Seasoned and Committed Management Team. Each member of our senior management team has at least 16 years of experience in the real estate business, and the entire senior management team has worked together for six years. After completion of this offering, our senior management team will collectively own an approximate 20% aggregate equity interest in our company on a fully diluted basis, which strongly aligns management's interests with those of our shareholders.

The Offering

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our common shares, see "Description of Common Shares" beginning on page 6 of the accompanying prospectus.

Issuer	Kite Realty Group Trust
New York Stock Exchange symbol	KRG
Securities offered	8,500,000 common shares
Common shares outstanding before this offering	19,154,117
Common shares outstanding after this offering	27,654,117(1)
Common shares and units in our Operating Partnership outstanding after this offering	36,272,781(2)
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $120.5 million, after deducting underwriting discounts and commissions and other expenses of the offering. We intend to contribute the proceeds of this offering to our Operating Partnership in exchange for additional units in our Operating Partnership. Our Operating Partnership intends to use the net proceeds from this offering:
	•	to repay outstanding indebtedness on our Eagle Creek, Phase II development property ($0.9 million);
	•	to repay outstanding construction indebtedness ($39.8 million) and acquisition indebtedness ($0.5 million) on our Traders Point property;
	•	to repay outstanding indebtedness on our Weston Park property ($4.2 million);
	•	to repay outstanding indebtedness on our Shops at Otty property ($1.8 million);
	•	to repay outstanding indebtedness on our Circuit City Plaza property ($6.7 million);
	•	to pay down our secured revolving credit facility ($58.5 million); and
•
for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio and working capital ($8.1 million).

Risk factors
Investing in our common shares involves risk. You should carefully consider the risk factors discussed under the heading "Risk Factors" beginning on page S-13 of this prospectus supplement and on page 5 of the accompanying prospectus, and other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus before deciding to invest in our common shares.

(1)
Excludes 1,275,000 shares issuable upon exercise of the underwriters' option to purchase additional shares if the underwriters sell more than 8,500,000 shares in this offering and 979,520 shares issuable upon exercise of options granted under our equity incentive plan. Also excludes 1,020,480 additional shares that may be issued in the future under our equity incentive plan.

(2)
Includes 8,618,664 units in our Operating Partnership that may, subject to certain limitations, be exchanged for cash or, at our option, our common shares on a one-for-one basis beginning one year after issuance.

SUMMARY FINANCIAL DATA

        The following tables set forth, on a historical basis, certain summary financial and operating information. The financial information has been derived from our consolidated balance sheet and statement of operations and the combined balance sheets and the statements of operations of Kite Property Group, which we refer to as the predecessor. This information should be read in conjunction with (i) our audited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in our Annual Report on Form 10-K for the year ended December 31, 2004, and (ii) our unaudited consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations appearing in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, each of which is incorporated by reference herein. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of results to be expected for the entire year or any other period.

	Six Months Ended June 30,
			Period August 16, 2004 through December 31, 2004	Period January 1, 2004 through August 15, 2004
	2005	2004
	Company	Predecessor	Company	Predecessor
	(Unaudited)
	($ in thousands, except per share data)
Operating Data:
Revenues
Rental related revenue	$33,736	$10,641	$20,284	$14,083
Construction, service fees and other	8,680	4,045	9,364	5,368

Total revenue	42,416	14,686	29,648	19,451
Expenses
Property operating	5,251	2,814	3,735	4,131
Real estate taxes	3,433	1,228	1,836	1,596
General and administrative	2,509	1,352	1,781	1,477
Cost of construction and services	7,299	3,374	8,787	4,405
Depreciation and amortization	10,435	2,453	7,865	3,584
Interest expense	8,467	3,469	4,460	4,829
Loan prepayment penalties and expenses	—	—	1,671 (1)	—

Total expenses	37,394	14,690	30,135	20,022
Minority interest (income) loss	(93)	(72)	(126)	215
Equity in earnings of unconsolidated entities and other, net	202	26	134	164

Income (loss) of the operating partnership	5,131	(50)	(479)	(192)
Limited partners' interests in operating partnership	(1,565)	—	147	—

Net income (loss)	$3,566	$(50)	$(332)	$(192)

Net income (loss) per share (basic and diluted)	$0.19	—	$(0.02)	—

Basic weighted average common shares outstanding	19,148,267	—	18,727,977	—
Diluted weighted average common shares outstanding	19,262,822	—	18,727,977	—
Distributions declared per common share(2)	$0.375	—	$0.28125	—

	The Company
	As of June 30, 2005	As of December 31, 2004
	($ in thousands)
Balance Sheet Data:
Investment properties, net	$642,188	$525,242
Cash and cash equivalents	11,320	10,103
Total assets	695,515	569,755
Mortgage and other indebtedness	409,713	283,479
Total liabilities	468,330	343,133
Limited partners' interests in the operating partnership	69,746	68,423
Shareholders' equity	157,439	158,199
Total liabilities and shareholders' equity	695,515	569,755

(1)
Represents a bridge loan exit fee and other expenses incurred in connection with our IPO and related formation transactions.

(2)
Our board of trustees declared a pro rata distribution of $0.09375 per common share on September 23, 2004 and full quarterly distributions of $0.1875 per common share on December 17, 2004, February 10, 2005 and May 17, 2005.

Funds From Operations

        Funds from Operations, or FFO, is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. We calculate FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts, or NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (computed in accordance with generally accepted accounting principles in the United States, or GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

        Given the nature of our business as a real estate owner and operator, we believe that FFO is helpful to investors as a starting point in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance such as gains (or losses) from sales of property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to fund our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definitions differently than we do.

        The following table presents a reconciliation of net income to our FFO for the periods presented:

	Six Months Ended June 30,
	2005	2004
	The Company	The Predecessor
Funds From Operations:
Net income (loss)	$3,565,599	$(50,385)
Add: Limited Partners' interests	1,564,759	—
Add: depreciation and amortization of consolidated entities	10,393,406	2,452,900
Add: depreciation and amortization of unconsolidated entities	148,631	364,750
Deduct: minority interest	(29,368)	72,043
Add: joint venture partners' interests in net income of unconsolidated entities(1)	—	179,180
Add: joint venture partners' interests in depreciation and amortization of unconsolidated entities(1)	—	500,707

Funds From Operations of the Portfolio	15,643,027	3,519,195
Less: minority interest	—	(72,043)
Less: minority interest share of depreciation and amortization	—	(656,449)
Less: joint venture partners' interests in net income of unconsolidated entities	—	(179,180)
Less: joint venture partners' interests in depreciation and amortization of unconsolidated entities	—	(500,707)
Less: Limited Partners' interests	(4,771,123)	—

Funds From Operations allocable to the Company	$10,871,904	$2,110,816

Basic weighted average common shares and units outstanding	27,538,947

Diluted weighted average common shares and units outstanding	27,653,503

(1)
2004 amounts represent the minority and joint venture partners' interests acquired in connection with our IPO and related formation transactions.

RISK FACTORS

        Investing in our common shares involves risks that could affect us and our business as well as the real estate industry generally. Before purchasing our common shares, you should carefully consider the risks discussed below and the other information in this prospectus supplement and the accompanying prospectus. Each of the risks described could result in a decrease in the value of our common shares and your investment therein. Much of the business information as well as the financial and operational data contained in our risk factors is updated in our periodic reports, which are incorporated by reference into this prospectus supplement. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

RISKS RELATED TO THIS OFFERING

Our share price could be volatile and could decline, resulting in a substantial or complete loss on our shareholders' investment.

        The stock markets, including The New York Stock Exchange (NYSE), on which we list our common shares, have experienced significant price and volume fluctuations. As a result, the market price of our common shares could be similarly volatile, and investors in our common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common shares could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus supplement and others such as:

  •
  our operating performance and the performance of other similar companies;

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  actual or anticipated differences in our quarterly operating results;

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  changes in our revenues or earnings estimates or recommendations by securities analysts;

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  publication of research reports about us or our industry by securities analysts;

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  additions and departures of key personnel;

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  strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

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  the passage of legislation or other regulatory developments that adversely affect us or our industry;

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  speculation in the press or investment community;

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  actions by institutional shareholders;

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  changes in accounting principles;

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  terrorist acts; and

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  general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management's attention and resources.

A substantial number of our common shares will be eligible for sale in the near future, which could cause our common share price to decline significantly.

        If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of our common shares in the public market, the market price of our common shares could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of June 30, 2005, we had outstanding 19,148,267 common shares. Of these shares, approximately 18,300,000 are freely tradable, except for any shares held by our "affiliates," as that term is defined by Rule 144 under the Securities Act and approximately 848,000 additional common shares will be available for sale in the public market beginning December 27, 2005 following the expiration of lock-up agreements entered into in connection with this offering between our executive officers and trustees, on the one hand, and the underwriters of this offering, on the other hand. The representatives of the underwriters may release these shareholders from their lock-up agreements at any time and without notice, which would allow for earlier sale of shares in the public market. In addition, beginning August 16, 2005, approximately 8.3 million units of in our Operating Partnership, which are owned by certain of our executive officers and other individuals, became redeemable by the holder for cash or, at our election, common shares. Pursuant to registration rights of certain of our executive officers and other individuals, we recently filed a registration statement with the SEC to register 9,115,149 common shares issued in, or issuable upon redemption of units in our Operating Partnership issued in, our formation transactions. As restrictions on resale end and units are redeemed for common shares, the market price of our common shares could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them.

Affiliates of our underwriters will receive benefits in connection with this offering.

        In connection with this offering, affiliates of Lehman Brothers Inc., Wachovia Capital Markets, LLC and KeyBanc Capital Markets, three of the underwriters in this offering, will receive benefits from this offering in addition to customary underwriting discounts, financial advisory fees and commissions, reimbursement of certain expenses and indemnification for certain liabilities. These benefits consist of the repayment of borrowings under our secured revolving credit facility, under which affiliates of Lehman Brothers Inc., Wachovia Capital Markets, LLC and KeyBanc Capital Markets are lenders. These transactions create a potential conflict of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts, commissions and financial advisory fees they will receive.

RISKS RELATED TO OUR OPERATIONS

We expect to continue to experience rapid growth and may not be able to adapt our management and operational systems to respond to the integration of additional properties without significant disruption or expense.

        We are currently in a period of rapid growth. Our portfolio includes 25 operating properties that we have acquired since 1999, including 11 since our IPO, which contain approximately 3.5 million square feet of owned gross leasable area. Since our IPO, we have delivered seven properties from our development pipeline into our operating portfolio, and we are currently developing 14 additional retail properties projected to total approximately 2.1 million square feet of gross leasable area (including non-owned anchor space). We also expect to continue to pursue additional acquisition and development opportunities.

        As a result of the rapid growth of our portfolio, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems or hire and retain sufficient operational staff to integrate these properties into our portfolio and manage any future acquisitions of additional properties without operating disruptions or unanticipated costs. As we develop or acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. In addition, acquisitions or developments may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current tenants, retailers and employees. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets. Our failure to successfully integrate any future properties into our portfolio could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our shareholders.

Our future developments, acquisitions and investment opportunities may not yield the returns we expect or may result in shareholder dilution.

        We expect to develop and/or acquire a number of real estate properties in the near future. Shareholders ultimately may not like the location, lease terms or other relevant economic and financial data of any real properties, other assets or other companies we may develop or acquire in the future. New developments are subject to a number of risks, including, but not limited to, construction delays or cost overruns that may increase project costs, financing risks, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy, land use and other governmental permits and authorizations and changes in applicable zoning and land use laws. In addition, if a project is delayed, certain tenants may have the right to terminate their leases. If any of these problems occur, development costs for a project will increase, and there may be significant costs incurred for projects that are not completed. In deciding whether to acquire or develop a particular property, we make certain assumptions regarding the expected future performance of that property. If these new properties do not perform as expected, our financial performance will be adversely affected. In addition, the issuance of equity securities for any acquisitions could be substantially dilutive to our shareholders.

Our results of operations will be significantly influenced by the economies of the markets in which we operate, and the market for retail space generally.

        We are susceptible to adverse developments in the markets in which we operate, such as business layoffs or downsizing, industry slowdowns, relocations of businesses, changing demographics, increased Internet shopping, infrastructure quality, state budgetary constraints and priorities, increases in real estate and other taxes, costs of complying with government regulations or increased regulation and other factors. In addition, as of June 30, 2005, 44% of our retail operating and development owned gross leasable area and 100% of our commercial operating square footage were located in the state of Indiana, which exposes us to greater economic risks than if we owned properties in numerous geographic regions. Any adverse economic or real estate developments in Indiana and the surrounding region or any of the markets in which we operate, or any decrease in demand for retail space resulting from the local regulatory environment, business climate or fiscal problems, could adversely affect our financial condition, results of operations, cash flow, the trading price of our common shares and our ability to satisfy our debt service obligations and to pay distributions to our shareholders.

        Moreover, because our portfolio of properties consists primarily of community and neighborhood shopping centers, a decrease in the demand for retail space may have a greater adverse effect on our business and financial condition than if we owned a more diversified real estate portfolio. The market for retail space has been and could be adversely affected by weakness in the national, regional and local economies, the adverse financial condition of some large retailing companies, the ongoing consolidation in the retail sector, the excess amount of retail space in a number of markets, and increasing consumer purchases through catalogues or the Internet. To the extent that any of these conditions occur, they are likely to affect market rents for retail space and could harm our business.

We had approximately $409.7 million of consolidated indebtedness outstanding as of June 30, 2005, which may impede our operating performance and reduce our ability to incur additional indebtedness to fund our growth.

        Required repayments of debt and related interest can adversely affect our operating performance. We had approximately $409.7 million of consolidated outstanding indebtedness as of June 30, 2005. Approximately $134.8 million of this debt currently bears interest at a variable rate. Interest rates remain near historic lows and may increase significantly. Failure to hedge effectively against interest rate changes may adversely affect results of operations. If our interest expense increased significantly, it would adversely affect our results of operations.

        We also intend to incur additional debt in connection with future developments and acquisitions of properties. We may borrow new funds to develop or acquire properties. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of the real estate properties we develop or acquire. We also may borrow funds if necessary to satisfy the requirement that we distribute to shareholders at least 90% of our annual REIT taxable income or otherwise as is necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes or otherwise avoid paying taxes that can be eliminated through distributions to our shareholders.

        Our substantial debt may harm our business and operating results by:

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  requiring us to use a substantial portion of our funds from operations to pay interest, which reduces the amount available for distributions;

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  making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changing business and economic conditions; and

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  limiting our ability to borrow more money for operating or capital needs or to finance acquisitions in the future.

        In addition to the risks discussed above and those normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, we also are subject to the risk that we will not be able to refinance the existing indebtedness on our properties (which, in most cases, will not have been fully amortized at maturity) or obtain permanent financing on development projects we financed with construction loans or mezzanine debt, and that the terms of any refinancing we could obtain would not be as favorable as the terms of our existing indebtedness. If we are not successful in refinancing this debt when it becomes due, we may be forced to dispose of properties on disadvantageous terms, which might adversely affect our ability to service other debt and to meet our other obligations.

Our financial covenants may restrict our operating and acquisition activities.

        Our revolving credit facility contains certain financial and operating covenants, including, among other things, certain coverage ratios, as well as limitations on our ability to incur debt, make dividend payments, sell all or substantially all of our assets and engage in mergers and consolidations and certain acquisitions. These covenants may restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of the financial covenants could cause an event of default under and/or accelerate some or all of our indebtedness, which could have a material adverse effect on us.

Failure by any major tenant with leases in multiple locations to make rental payments to us, because of a deterioration of its financial condition or otherwise, could seriously harm our performance.

        We derive the majority of our revenue from tenants who lease space from us at our properties. Therefore, our ability to generate cash from operations is dependent on the rents that we are able to charge and collect from our tenants. At any time, our tenants may experience a downturn in their business that may significantly weaken their financial condition. As a result, our tenants may delay lease commencements, decline to extend or renew leases upon expiration, fail to make rental payments when due, close a number of stores or declare bankruptcy. Any of these actions could result in the termination of the tenant's leases and the loss of rental income attributable to the terminated leases. In addition, lease terminations by a major tenant or non-owned anchor or a failure by that major tenant or non-owned anchor to occupy the premises could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases. In that event, we may be unable to re-lease the vacated space at attractive rents or at all. The occurrence of any of the situations described above, particularly if it involves a substantial tenant or a non-owned anchor with leases in multiple locations, could seriously harm our performance. As of June 30, 2005, our three largest tenants in terms of annualized base rent were Mid-America Clinical Laboratories, the State of Indiana and Eli Lilly, with scheduled annualized base rents for each representing 3.1%, 3.0% and 3.0%, respectively, of our total annualized base rent.

We may be unable to collect balances due from any tenants in bankruptcy.

        We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant or the lease guarantor, or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold.

        One of our former tenants, Ultimate Electronics, filed for bankruptcy protection in January 2005 and rejected two leases with us, effective in the second quarter of 2005. These leases represented approximately 2.4% of our annualized base rent as of March 31, 2005. We have re-leased the space represented by one of these leases, and have not yet leased the space represented by the other lease.

        One of our current tenants, Winn-Dixie, filed for bankruptcy protection in February 2005. The base rent payable to us under these two leases represented approximately 1.5% of our annualized base rent as of June 30, 2005. Under federal bankruptcy law, Winn-Dixie can reject one or both of these leases. We have no information at this time as to Winn-Dixie's plans for these leases. The delay or failure of Winn-Dixie to make payments under its leases, or the rejection by it of its leases under federal bankruptcy law, would adversely impact our performance, which impact could be material. In addition, Winn-Dixie's termination of leases or closure of stores could result in lease terminations or reductions in rent by other tenants in the same shopping centers under the terms of some leases.

We may experience reduced revenue with respect to our Glendale Mall property while we evaluate strategic alternatives with respect to this property.

        We are currently evaluating several strategic alternatives with respect to our Glendale Mall property in Indianapolis, Indiana, including the possibility of redeveloping or selling the property. Glendale Mall is our largest property and includes approximately 724,000 square feet of gross leasable area (including approximately 145,000 square feet of non-owned anchor space), with an annualized base rent of approximately $2.5 million as of June 30, 2005, representing approximately 4.6% of our total annualized base rent. As of June 30, 2005, Glendale Mall was approximately 84% leased.

        If we decide to redevelop the property, we may have to obtain the consent of various tenants in order to do so and various tenants may have the right to withdraw from Glendale Mall if the redevelopment project is not completed on time. In addition, we will bear the risks of construction delays or cost overruns that may increase project costs and make a project uneconomical and the risk that occupancy or rental rates at a completed project will not be sufficient to enable us to pay operating expenses or earn the targeted rate of return on investment. The revenue generated from this property could potentially be lower during any redevelopment since we would not be receiving rent with respect to the space being redeveloped.

Our current and future joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners' financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

        As of June 30, 2005, we owned four of our operating properties through joint ventures, two of which were accounted for using the equity method as we do not exercise requisite control for consolidation treatment. For the six months ended June 30, 2005, the four properties represented approximately 8% of our annualized base rent. In addition, five of the properties in our development pipeline are currently owned through joint ventures. These joint ventures involve risks not present with respect to our wholly owned properties, including the following:

  •
  we may share decision-making authority with our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and the joint venture property, such as the sale of the property or the making of additional capital contributions for the benefit of the property, which may prevent us from taking actions that are opposed by our joint venture partners;

  •
  prior consent of our joint venture partners may be required for a sale or transfer to a third party of our interests in the joint venture, which restricts our ability to dispose of our interest in the joint venture;

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  our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a property or increase our financial commitment to the joint venture;

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  our joint venture partners may have business interests or goals with respect to the property that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of the property;

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  disputes may develop with our joint venture partners over decisions affecting the property or the joint venture, which may result in litigation or arbitration that would increase our expenses and distract our officers and/or trustees from focusing their time and effort on our business, and possibly disrupt the day-to-day operations of the property such as by delaying the implementation of important decisions until the conflict or dispute is resolved; and

  •
  we may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments.

        In the future, we intend to co-invest with third parties through joint ventures that involve similar or additional risks.

Adverse market conditions may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our business.

        The economic performance and value of our real estate assets is subject to all of the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. Our operating and development properties currently are located in nine states, with approximately 42% of the owned square footage located in the State of Indiana. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industry sectors may result in an increase in tenant bankruptcies, which may harm our performance in the affected market. Economic and market conditions also may affect the ability of our tenants to make lease payments. If our properties do not generate sufficient income to meet our operating expenses, our income and results of operations would be significantly harmed.

We face significant competition, which may impede our ability to renew leases or re-let space as leases expire, require us to undertake unbudgeted capital improvements, or impede our ability to make future developments or acquisitions or increase the cost of these developments or acquisitions.

        We compete with numerous developers, owners and operators of retail shopping centers for tenants. These competitors include institutional investors, other REITs and other owner-operators of community and neighborhood shopping centers, some of which own or may in the future own properties similar to ours in the same submarkets in which our properties are located, but which have greater capital resources. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose potential tenants and we may be pressured to reduce our rental rates below those we currently charge in order to retain tenants when our tenants' leases expire. As a result, our financial condition, results of operations, cash flow, trading price of our common shares and ability to satisfy our debt service obligations and to pay distributions to our shareholders may be adversely affected. In addition, increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements we undertake may reduce cash available for distributions to shareholders.

        We also face significant competition for development and acquisition opportunities. Many of our competitors have greater financial resources than us and a greater ability to borrow funds to develop or acquire properties. Competition for investments may reduce the number of suitable investment opportunities available to us and may have the effect of increasing development or acquisition costs and/or reducing the rents we can charge and, as a result, adversely affecting our operating results. The current market for acquisitions is extremely competitive.

We may not be successful in identifying suitable development projects or acquisitions that meet our criteria, which may impede our growth.

        A central part of our business strategy is expansion through development projects and acquisitions, which requires us to identify suitable development or acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our development or acquisition criteria or in completing developments, acquisitions or investments on satisfactory terms. Failure to identify or complete developments or acquisitions could slow our growth, which could in turn adversely affect our operations.

Redevelopment activities may be delayed or otherwise may not perform as expected.

        We expect to redevelop certain of our properties in the future. In connection with any redevelopment of our properties, we will bear certain risks, including the risks of construction delays or cost overruns that may increase project costs and make a project uneconomical, the risk that occupancy or rental rates at a completed project will not be sufficient to enable us to pay operating expenses or earn the targeted rate of return on investment, and the risk of incurrence of predevelopment costs in connection with projects that are not pursued to completion. In addition, various tenants may have the right to withdraw from a property if a development and/or redevelopment project is not completed on time. In the case of a redevelopment project, consents may be required from various tenants in order to redevelop a center. In case of an unsuccessful redevelopment project, our loss could exceed our investment in the project.

We may not be able to sell properties when appropriate.

        Real estate property investments generally cannot be sold quickly. In connection with our formation at the time of our IPO, we entered into an agreement that restricts our ability, prior to December 31, 2016, to dispose of six of our properties in taxable transactions and limits the amount of gain we can trigger with respect to certain other properties without incurring reimbursement obligations owed to certain limited partners of our Operating Partnership. We have agreed that if we dispose of any interest in six specified properties in a taxable transaction before December 31, 2016, then we will indemnify the contributors of those properties for their tax liabilities attributable to the built-in gain that exists with respect to such property interest as of the time of our IPO (and tax liabilities incurred as a result of the reimbursement payment). The six properties to which our tax indemnity obligations relate represented approximately 25% of our annualized base rent in the aggregate as of June 30, 2005. These six properties are International Speedway Square, Shops at Eagle Creek, Whitehall Pike, Ridge Plaza Shopping Center, Thirty South and Mid-America Clinical Labs. We also agreed to limit the aggregate gain these certain limited partners of our Operating Partnership would recognize with respect to certain other contributed properties through December 31, 2016 to not more than $48 million in total, with certain annual limits, unless we reimburse them for the taxes attributable to the excess gain (and any taxes imposed on the reimbursement payments), and to take certain other steps to help them avoid incurring taxes that are deferred in connection with the formation transactions.

        The agreement described above is extremely complicated and imposes a number of procedural requirements on us, which make it more difficult for us to ensure that we comply with all of the various terms of the agreement and therefore creates a greater risk that we may be required to make an indemnity payment. The complicated nature of this agreement also might adversely impact our ability to pursue other transactions, including certain kinds of strategic transactions and reorganizations.

        Also, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interest to sell. Therefore, we may be unable to vary our portfolio promptly in response to market conditions, which may adversely affect our financial position. In addition, we will be subject to income taxes on gains from the sale of any properties owned by any taxable REIT subsidiary.

Our performance and value are subject to risks associated with real estate assets and with the real estate industry.

        Our ability to make expected distributions to our shareholders depends on our ability to generate substantial revenues from our properties. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include:

  •
  local oversupply, increased competition or reduction in demand for space;

  •
  inability to collect rent from tenants;

  •
  vacancies or our inability to rent space on favorable terms;

  •
  inability to finance property development, tenant improvements and acquisitions on favorable terms;

  •
  increased operating costs, including insurance premiums, utilities and real estate taxes;

  •
  costs of complying with changes in governmental regulations;

  •
  the relative illiquidity of real estate investments;

  •
  changing demographics; and

  •
  changing traffic patterns.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which would adversely affect our financial condition, results of operations, cash flow, per share trading price of our common shares and ability to satisfy our debt service obligations and to make distributions to our shareholders.

Potential losses may not be covered by insurance.

        We carry comprehensive liability, fire, extended coverage and rental loss insurance covering all of the properties in our portfolio. We do not carry insurance for generally uninsurable losses such as loss from riots, war or acts of God, and, in some cases, flooding. Some of our policies, such as those covering losses due to terrorism and floods, are insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses. If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

        Our existing properties and any properties we develop or acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property's operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

We could incur significant costs related to government regulation and environmental matters.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at a property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs incurred by such parties in connection with contamination. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. In connection with the ownership, operation and management of real properties, we are potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

Our organizational documents contain provisions that generally would prohibit any person (other than members of the Kite family who, as a group, are currently allowed to own up to 21.5% of our outstanding common shares) from beneficially owning more than 7% of our outstanding common shares (or up to 9.8% in the case of certain designated investment entities, as defined in our declaration of trust), which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our shares or otherwise benefit our shareholders.

        Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our management.

        (1)   There are ownership limits and restrictions on transferability in our declaration of trust. In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, actually or constructively, by five or fewer individuals at any time during the last half of each taxable year. To make sure that we will not fail to satisfy this requirement and for anti-takeover reasons, our declaration of trust generally prohibits any shareholder (other than an excepted holder or certain designated investment entities, as defined in our declaration of trust) from owning (actually, constructively or by attribution), more than 7% of the value or number of our outstanding common shares. Our declaration of trust provides an excepted holder limit that allows members of the Kite family (Al Kite, John Kite and Paul Kite, their family members and certain entities controlled by one or more of the Kites), as a group, to own more than 7% of our outstanding common shares, so long as, under the applicable tax attribution rules, no one excepted holder treated as an individual would hold more than 21.5% of our common shares, no two excepted holders treated as individuals would own more than 28.5% of our common shares, no three excepted holders treated as individuals would own more than 35.5% of our common shares, no four excepted holders treated as individuals would own more than 42.5% of our common shares, and no five excepted holders treated as individuals would own more than 49.5% of our common shares. Currently, one of the excepted holders would be attributed all of the common shares owned by each other excepted holder and, accordingly, the excepted holders as a group would not be allowed to own in excess of 21.5% of our common shares. If at a later time, there were not one excepted holder that would be attributed all of the shares owned by the excepted holders as a group, the excepted holder limit would not permit each excepted holder to own 21.5% of our common shares. Rather, the excepted holder limit would prevent two or more excepted holders who are treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common shares than the maximum amount of common shares that could be owned by any one excepted holder (21.5%), plus the maximum amount of common shares that could be owned by any one or more other individual common shareholders who are not excepted holders (7%). Certain entities that are defined as designated investment entities in our declaration of trust, which generally includes pension funds, mutual funds, and certain investment management companies, are permitted to own up to 9.8% of our outstanding common shares, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the 7% ownership limit if those beneficial owners owned directly their proportionate share of the common shares owned by the designated investment entity. Our board of trustees may waive the 7% ownership limit or the 9.8% designated investment entity limit for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 7% limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT. In addition, our declaration of trust contains certain other ownership restrictions intended to prevent us from earning income from related parties if such income would cause us to fail to comply with the REIT gross income requirements. The various ownership restrictions may:

  •
  discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or

  •
  compel a shareholder who has acquired our shares in excess of these ownership limitations to dispose of the additional shares and, as a result, to forfeit the benefits of owning the additional shares. Any acquisition of our common shares in violation of these ownership restrictions will be void ab initio and will result in automatic transfers of our common shares to a charitable trust, which will be responsible for selling the common shares to permitted transferees and distributing at least a portion of the proceeds to the prohibited transferees.

        (2)   Our declaration of trust permits our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring us. Our declaration of trust permits our board of trustees to issue up to 40,000,000 preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares. In addition, any preferred shares that we issue likely would rank senior to our common shares with respect to payment of distributions, in which case we could not pay any distributions on our common shares until full distributions were paid with respect to such preferred shares.

        (3)   Our declaration of trust and bylaws contain other possible anti-takeover provisions. Our declaration of trust and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management and, as a result, could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market prices. These provisions include advance notice requirements for shareholder proposals and our board of trustees' power to reclassify shares and issue additional common shares or preferred shares and the absence of cumulative voting rights.

If we are unable to satisfy the regulatory requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or if our internal control over financial reporting is not effective, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common shares.

        As a new public company, Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, beginning with the year ending December 31, 2005, and to include a management report assessing the effectiveness of our internal control over financial reporting in all annual reports beginning with our Annual Report on Form 10-K for the fiscal year ending December 31, 2005, to be filed in early 2006. In addition, Section 404 also requires our independent registered public accounting firm to attest to, and report on, management's assessment of our internal control over financial reporting. In anticipation of the requirement to comply with Section 404 for our Annual Report on Form 10-K for the year ending December 31, 2005, we are in the process of reviewing, testing and, where necessary, enhancing our policies and procedures on internal control over financial reporting. During this ongoing evaluation of our internal control over financial reporting, we may identify material weaknesses or significant deficiencies which may not be remediated in a timely manner. The process of reviewing and enhancing our internal control over financial reporting will require us to expend significant financial and internal resources and we can provide no assurance that we will be able to timely comply with the requirements of Section 404. If we are unable to timely complete the assessment of our internal control over financial reporting, if management is unable to favorably assess the effectiveness of our internal control over financial reporting or if our auditors are unable to give an unqualified attestation report with respect to our assessment of those controls, investors could lose confidence in our reported financial information, which could adversely affect the perception of our business and the trading price of our common shares.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of Maryland law may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

  •
  "business combination moratorium/fair price" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested shareholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the shareholder becomes an interested shareholder, and thereafter imposes stringent fair price and super-majority shareholder voting requirements on these combinations; and

  •
  "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares" from a party other than the issuer) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two thirds of all the votes entitled to be cast on the matter, excluding all interested shares, and are subject to redemption in certain circumstances.

        We have opted out of these provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time.

Our management has limited experience operating a REIT or a public company.

        We have limited operating history as a REIT or a public company. Our board of trustees and executive officers have overall responsibility for our management and, while certain of our officers and trustees have extensive experience in real estate marketing, development, management, finance and law, our executive officers have limited experience in operating a business in accordance with the Internal Revenue Code requirements for maintaining qualification as a REIT or in operating a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a REIT or a public company. If we fail to qualify as a REIT, and are not able to avail ourselves of certain savings provisions set forth in the Internal Revenue Code, the value of our common shares and our ability to raise additional capital will be adversely affected because we will be required to pay corporate tax at applicable rates on our taxable income, our distributions to shareholders will not be deductible in computing our taxable income for federal income tax purposes and we will no longer be required to make distributions to shareholders.

Certain officers and trustees may have interests that conflict with the interests of shareholders.

        Certain of our officers and members of our board of trustees own limited partnership units in our Operating Partnership. These individuals may have personal interests that conflict with the interests of our shareholders with respect to business decisions affecting us and our Operating Partnership, such as interests in the timing and pricing of property sales or refinancings in order to obtain favorable tax treatment. As a result, the effect of certain transactions on these unit holders may influence our decisions affecting these properties.

Certain members of our management team have outside business interests that could require time and attention.

        Certain members of our management team own interests in properties that are not part of our Company. These properties include various outlots and interests in buildings that are held for sale, a 243-room Indianapolis luxury hotel and condominium development that is planned for 2006 delivery, one option property and Kite, Inc., a full service self-performing interior construction company. In some cases, one or more of these individuals or their affiliates will have certain management and fiduciary obligations that may conflict with such person's responsibilities as an officer or trustee of our company and may adversely affect our operations.

We depend on external capital.

        To qualify as a REIT, we will be required to distribute to our shareholders each year at least 90% of our net taxable income excluding net capital gains. In order to eliminate federal income tax, we will be required to distribute annually 100% of our net taxable income, including capital gains. Because of these distribution requirements, we likely will not be able to fund all future capital needs, including capital for property development and acquisitions, with income from operations. We therefore will have to rely on third-party sources of capital, which may or may not be available on favorable terms, if at all. Our access to third-party sources of capital depends on a number of things, including the market's perception of our growth potential and our current and potential future earnings and our ability to qualify as a REIT for federal income tax purposes.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited.

        Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests that an ordinarily prudent person in a like position would use under similar circumstances. Our declaration of trust and bylaws require us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist under common law. Accordingly, in the event that actions taken in good faith by any of our trustees or officers impede the performance of our company, our shareholders' ability to recover damages from such trustee or officer will be limited.

We may have assumed liabilities in connection with our formation transactions.

        As part of our formation transactions, we acquired entities and assets that are subject to existing liabilities, some of which may have been unknown at the time our initial public offering was completed. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by customers, vendors or other persons dealing with our predecessor entities (that had not been asserted or threatened prior to our initial public offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer or another third party for certain of these liabilities, there can be no assurance that we will be entitled to any such reimbursement or that ultimately we will be able to recover in respect of such rights for any of these historical liabilities.

Our shareholders have limited ability to prevent us from making any changes to our policies that they believe could harm our business, prospects, operating results or share price.

        Our board of trustees has adopted policies with respect to certain activities. These policies may be amended or revised from time to time at the discretion of our board of trustees without a vote of our shareholders. This means that our shareholders will have limited control over changes in our policies. Such changes in our policies intended to improve, expand or diversify our business may not have the anticipated effects and consequently may adversely affect our business and prospects, results of operations and share price.

TAX RISKS

Failure of our company to qualify as a REIT would have serious adverse consequences to us and our shareholders.

        We elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2004, and we plan to operate so that we can meet the requirements for qualification and taxation as a REIT. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus supplement are not binding on the IRS or any court. As a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our shareholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from specific passive sources, such as rent, that are itemized in the REIT tax laws. In addition, to qualify as a REIT, we cannot own specified amounts of debt and equity securities of some issuers. We also are required to distribute to our shareholders with respect to each year at least 90% of our REIT taxable income (excluding capital gains). The fact that we hold substantially all of our assets through our Operating Partnership and its subsidiaries and joint ventures further complicates the application of the REIT requirements for us. Even a technical or inadvertent mistake could jeopardize our REIT status and, given the highly complex nature of the rules governing REITs and the ongoing importance of factual determinations, we cannot provide any assurance that we will continue to qualify as a REIT. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult, or impossible, for us to remain qualified as a REIT.

        If we fail to qualify as a REIT for federal income tax purposes, and are unable to avail ourselves of certain savings provisions set forth in the Internal Revenue Code, we would be subject to federal income tax at regular corporate rates. As a taxable corporation, we would not be allowed to take a deduction for distributions to shareholders in computing our taxable income or pass through long term capital gains to individual shareholders at favorable rates. We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes. We would not be able to elect to be taxed as a REIT for four years following the year we first failed to qualify unless the IRS were to grant us relief under certain statutory provisions. If we failed to qualify as a REIT, we would have to pay significant income taxes, which would reduce our net earnings available for investment or distribution to our shareholders. This likely would have a significant adverse effect on our earnings and the value of our securities. In addition, we would no longer be required to pay any distributions to shareholders. If we fail to qualify as a REIT for federal income tax purposes and are able to avail ourselves of one or more of the statutory savings provisions in order to maintain our REIT status, we would nevertheless be required to pay penalty taxes of $50,000 or more for each such failure.

We will pay some taxes even if we qualify as a REIT.

        Even if we qualify as a REIT for federal income tax purposes, we will be required to pay certain federal, state and local taxes on our income and property. For example, we will be subject to income tax to the extent we distribute less than 100% of our REIT taxable income (including capital gains). Moreover, if we have net income from "prohibited transactions," that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. While we will undertake sales of assets if those assets become inconsistent with our long-term strategic or return objectives, we do not believe that those sales should be considered prohibited transactions, but there can be no assurance that the IRS would not contend otherwise. The need to avoid prohibited transactions could cause us to forego or defer sales of properties that our predecessors otherwise would have sold or that it might otherwise be in our best interest to sell. In addition, any net taxable income earned directly by our taxable REIT subsidiaries, or through entities that are disregarded for federal income tax purposes as entities separate from our taxable REIT subsidiaries, will be subject to federal and possibly state corporate income tax. We have elected to treat Kite Realty Holdings, LLC as a taxable REIT subsidiary, and we may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by the taxable REIT subsidiaries if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to federal income tax on that income because not all states and localities treat REITs the same as they are treated for federal income tax purposes. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to our shareholders.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $120.5 million (or $138.6 million if the underwriters exercise in full their option to purchase up to an additional 1,275,000 shares if the underwriters sell more than 8,500,000 shares in this offering), after deducting underwriting discounts and commissions and other expenses of this offering. We intend to contribute the proceeds of this offering to our Operating Partnership in exchange for additional units in our Operating Partnership. Our Operating Partnership intends to use the net proceeds from this offering:

  •
  to repay outstanding indebtedness on our Eagle Creek, Phase II development property ($0.9 million);

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  to repay outstanding construction indebtedness ($39.8 million) and acquisition indebtedness ($0.5 million) on our Traders Point property;

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  to repay outstanding indebtedness on our Weston Park property ($4.2 million);

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  to repay outstanding indebtedness on our Shops at Otty property ($1.8 million);

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  to repay outstanding indebtedness on our Circuit City Plaza property ($6.7 million);

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  to pay down our secured revolving credit facility ($58.5 million); and

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  for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio and working capital ($8.1 million).

        The following sets forth certain additional information with respect to the indebtedness we intend to repay with the net proceeds from this offering:

	Interest Rate	Maturity Date
Secured revolving credit facility	LIBOR+135bp	8/31/07
Eagle Creek, Phase II	LIBOR+250bp	10/21/05
Traders Point (two loans)	LIBOR+235bp	10/5/06
	Prime	10/6/06
Weston Park	LIBOR+215bp	7/9/06
Shops at Otty	Prime	10/12/05
Circuit City Plaza	LIBOR+185bp	6/30/06

        Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2005 on an actual basis and as adjusted to give effect to this offering and the expected use of the net proceeds therefrom.

	As of June 30, 2005
	Actual	As Adjusted
	(in thousands)
Debt	$409,713	$297,343
Limited Partners' Interest	69,746	81,715
Shareholders' Equity:
Common shares, $0.01 par value, 200,000,000 shares authorized, 19,148,267 shares issued and outstanding actual, and 27,648,267 shares issued and outstanding, as adjusted(1)	191	276
Preferred shares, $0.01 par value, 40,000,000 shares authorized, no shares issued and outstanding actual and as adjusted	—	—
Additional paid in capital	173,279	281,681
Accumulated deficit	(14,848)	(14,848)
Other	(1,183)	(1,183)

Total shareholder's equity	157,439	265,926

Total capitalization	$636,898	$644,984

(1)
Excludes 1,275,000 shares issuable upon exercise of the underwriters' option to purchase additional shares if the underwriters sell more than 8,500,000 shares in this offering and 979,520 shares issuable upon exercise of options granted under our equity incentive plan. Also excludes 1,020,480 additional shares that may be issued in the future under our equity incentive plan.

PRICE RANGE OF COMMON SHARES AND DIVIDEND PERFORMANCE

        Our common shares are traded on the New York Stock Exchange under the symbol "KRG." On September 27, 2005, the last reported sales price of our common shares was $15.01 per share. The following table sets forth the high and low sales prices for our common shares for the periods indicated below as reported on the New York Stock Exchange and the dividends declared by us on our common shares during each such period.

	Price Range of our Common Shares
Quarterly Period Ended
	High	Low	Dividend
2005
September 30, 2005 (through September 27, 2005)	$16.52	$14.75	$0.1875	(1)
June 30, 2005	$15.50	$13.40	$0.1875
March 31, 2005	$15.65	$14.05	$0.1875
2004
December 31, 2004	$15.61	$12.70	$0.1875
September 30, 2004 (beginning August 11, 2004)	$13.56	$12.50	$0.0937	5

(1)
Our board of trustees declared a dividend of 0.1875 per common share payable on or about October 18, 2005 to holders of record as of October 3, 2005.

Distribution Policy

        To satisfy the requirements to qualify as a REIT, and to eliminate all, or substantially all, of our federal income tax liability, we intend to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (including net capital gains) to our shareholders. Since the completion of our IPO, our board of trustees has declared quarterly distributions on our common shares of $0.1875 per common share (pro-rated for the initial distribution), or $0.75 per common share on an annualized basis.

        If sufficient cash is not generated from operations to satisfy the requirement that we distribute at least 90% of our REIT taxable income and to avoid paying tax on our REIT taxable income, we expect to borrow to fund the shortfall.

        Any future distributions we make will be at the discretion of our board of trustees and will depend upon, among other things, our actual results of operations. Our actual results of operations and our ability to pay distributions will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures.

OUR COMPANY

Overview

        We are a full-service, vertically integrated REIT focused on the development, construction, acquisition, ownership and operation of neighborhood and community shopping centers in selected growth markets in the United States. Our objective is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our development portfolio and continue to identify new development and acquisition opportunities. Our founders and predecessors have been in the real estate and construction business since 1960. Our business is primarily concentrated in retail real estate. We are currently focused on retail development as a key driver of growth for our company. We believe that our vertically integrated development platform provides us with a competitive advantage by enabling us to control all aspects of the development process from design to operation. Additionally, we will selectively pursue acquisitions of properties that are consistent with our business strategy.

        As of June 30, 2005, we owned interests in a portfolio of 42 operating properties, consisting of 36 retail properties and six commercial assets, totaling approximately 6.0 million square feet of gross leasable area (including non-owned anchor space). Our retail and commercial operating portfolios were approximately 94% and 98% leased, respectively, as of June 30, 2005. Since our initial public offering, or IPO, we have delivered seven properties from our development pipeline into our operating portfolio. These properties were 98% leased as of June 30, 2005. Our current development pipeline consists of 14 retail properties that are projected to contain approximately 2.1 million square feet of gross leasable area (including non-owned anchor space). In addition, we are continually evaluating new retail development opportunities for delivery in future years.

        Since August 16, 2004, the date of our IPO, we have acquired 11 retail operating properties representing approximately 1.6 million total owned square feet for an aggregate purchase price of approximately $219.9 million. Our acquisition activities have been focused on high-quality retail properties located in our core growth markets which we believe offer opportunities for long term cash flow growth through proactive management and leasing or redevelopment opportunities.

        We believe that we have established a track record of acquisitions and development as a public company which we expect to continue in the coming years. We also are committed to our fee businesses, which consist of third-party construction, build-to-suit development and advisory services.

        We were formed in March 2004 and commenced operations on August 16, 2004 following the completion of our IPO. We conduct all of our business through our Operating Partnership, of which we are the sole general partner, and its subsidiaries. As of June 30, 2005, we held an approximate 69% interest in our Operating Partnership.

        Our principal executive office is located at 30 S. Meridian Street, Suite 1100, Indianapolis, IN 46204. Our telephone number is (317) 577-5600. Our web address is www.kiterealty.com. The information on our web site does not constitute a part of this prospectus supplement.

Business Strategy

        Our primary business objectives are to generate increasing cash flow, achieve sustainable long-term growth and maximize shareholder value primarily through the development, acquisition and operation of well-located community and neighborhood shopping centers. We seek to implement our business objectives by:

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  successfully completing the construction and lease-up of our development portfolio;

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  continuing to pursue well-located land which can support development;

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  acquiring well-located, high quality retail properties through our investment and market selection process;

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  maintaining a focused property management and leasing strategy;

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  selling assets and recycling capital; and

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  leveraging our construction and advisory services businesses.

    Development

        In today's market environment, development continues to be our primary driver of growth and represents our best alternative for high-yielding investments. Our development activities continue to focus on creating high-quality neighborhood and community shopping centers anchored by nationally recognized retailers. In addition, we leverage our vertically-integrated development platform to serve as a third-party developer for national retailers and other clients. We control all aspects of the development process from design to operation, which improves our ability to deliver a quality product on budget and on time. We have in-house capabilities and expertise in land procurement, pre-development services, leasing, construction, and property management. Our construction expertise enables us to better identify and complete redevelopment and value-enhancing acquisition opportunities. We believe that our vertically integrated platform allows us to achieve attractive risk-adjusted returns on our development projects while substantially mitigating the risks associated with ground-up development.

        Currently, we have 14 projects in our development pipeline, which we expect to be a significant source of growth over the next several years. The properties in the development pipeline are anticipated to total over 2.1 million square feet (including non-owned anchor space). The total estimated project cost for these 14 projects is approximately $205.6 million. In addition, we own 128 acres of land that represent future development opportunities.

        Joint Ventures. Five of the projects in our development pipeline are owned by joint ventures with local developers. These relationships give us access to valuable real estate opportunities and allow us to mitigate our development risk. We anticipate that this model of joint venturing with local companies to source and complete new projects will continue to be an important part of our development strategy.

    Property Acquisitions and our Investment and Market Selection Process

        We seek to develop and acquire primarily neighborhood and community shopping centers in neighborhood trade areas with attractive demographics. When specific markets are selected, we seek a convenient and easily accessible location, preferably occupying the dominant corner, that has abundant parking facilities, is close to residential communities, and has excellent visibility for our tenants and easy access for neighborhood shoppers. Our selection process emphasizes the following factors:

  Market and Trade Area

        In order to take advantage of our current resources and create economies of scale, our development and acquisition activities are focused primarily in or near the markets in which we currently operate or in which we have had previous experience. By having a presence in a market and developing relationships in that market, we have a greater awareness of market trends and opportunities.

        We evaluate each market based on criteria appropriate for each market and prospective use, including:

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  historical and projected population growth;

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  average household income, and density of population within a one-, three- or five-mile radius of the center depending on the characteristics of the property and planned development;

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  transportation patterns and infrastructure;

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  barriers to the development of competing centers; and

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  a diverse employment base.

        We also consider opportunities to expand into other geographic markets if we believe that those markets have favorable long-term growth prospects.

  Property Characteristics

        We focus on neighborhood and community shopping centers anchored by market-leading retailers or smaller operators with dominant niche positions. In addition, we focus on the presence of one or more additional anchors for these centers, including grocers, office superstores, off-price retailers and fabric and clothing retailers, all of whom we believe increase traffic at the centers and are generally beneficial to the value of the center. We also seek properties with a diverse tenant mix that includes service retailers, such as banks, florists, video stores, restaurants, apparel and specialty shops. We target dominant shopping centers that generate a steady, repetitive flow of traffic by providing staple goods to the community and offering a high level of convenience with ease of access and abundant parking.

        We plan to focus our new investments in the shopping center sector, but also may selectively pursue commercial development opportunities in markets where we currently operate and where we believe we can leverage our existing infrastructure and relationships to generate attractive risk adjusted returns. In evaluating future investments in properties other than neighborhood and community shopping centers, we seek properties or transactions that have unique characteristics that present a compelling case for investment. Examples might include properties having high entry yields, properties that are outside of our target markets but are being sold as part of a portfolio package, properties that are debt-free, a transaction in which we might issue Operating Partnership units or properties that provide substantial growth potential through redevelopment.

  Key Relationships

        We seek to partner with key tenants and retailers, such as Lowe's, Walgreens, Old Navy, Bed Bath & Beyond, Staples, Publix, Kohl's, Target and Wal-Mart, to identify attractive investments in new and existing markets. We seek to maintain strong tenant and retailer relationships in order to avoid rent interruptions and reduce marketing, leasing and tenant improvement costs that result from re-tenanting space.

        We believe that we will continue to source a significant volume of growth opportunities through the extensive network of tenant, corporate and institutional relationships that we and our predecessor have established over the last four decades. Additionally, we believe our status as a publicly traded umbrella partnership REIT will enhance our ability to acquire properties from tax-motivated sellers through the use of units in our Operating Partnership as consideration, thereby providing sellers with liquidity and diversification while providing the opportunity for substantial deferral of income taxes that otherwise would be due as a result of a cash sale.

  Property Management and Leasing Strategy

        We believe that focused property management, leasing and tenant retention are essential to maximizing the cash flow and value of our properties. Our property management and leasing functions are supervised and administered by personnel at our principal executive office.

        Our primary goal in property management is to maintain an attractive shopping environment on a cost effective basis for our tenants. Our property managers maintain regular contact with our tenants and frequently visit each asset to support the local personnel and to ensure the proper implementation and execution of our policies and directives. As part of our ongoing property management, we conduct regular physical property reviews to improve our properties, react to changing market conditions and ensure proper maintenance. In addition, we have a competitive bid process for the majority of our service contracts. In the future, we may establish regional offices in certain markets such as Texas and Florida where we plan to expand our current operations through additional acquisitions and development.

        Our relationships with the national retailers that currently occupy space in our portfolio are the cornerstone of our overall leasing strategy. These nationally recognized anchor tenants enhance the stability and attractiveness of our properties by driving customer traffic, thereby enhancing the performance of our non-anchor tenants and small shops. Due to the importance of these anchor tenants to our business, our leasing and development teams work closely with each of these retailers on site selection and expansion opportunities within our current and future portfolio. This focused coverage allows us to anticipate space needs, fill vacant space in our existing portfolio and identify opportunities to enter into new markets.

        Our leasing representatives have become experts in the markets in which we operate by becoming familiar with current tenants as well as potential local, regional and national tenants who would complement our current tenant base. We study demographics, tenant sales and merchandizing mix to optimize the sales performance of our centers and thereby increase rents. We believe this hands-on approach maximizes the value of our neighborhood and community shopping centers.

  Disposition Strategy

        We review each of our assets on a regular basis to determine the appropriate capital strategy for the asset. This review involves weighing the asset's future potential growth against its current market value. Subject to REIT qualification rules, avoidance of the 100% "prohibited transactions tax" applicable to REITs and tax protection obligations that we undertook in connection with our formation transactions, we will consider disposing of properties if our management determines that a sale of a property would be in our best interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. Property dispositions that would give rise to an indemnification obligation under the tax protection obligations we undertook in connection with our formation transactions are subject to approval by a majority of our independent trustees.

  Construction and Advisory Services Operations

        We provide general construction, construction management, design/build and complete site development services and have experience in corporate, institutional, hotel, medical and retail construction. KMI Realty Advisors, Inc. (KMI), one of our taxable REIT subsidiaries, is an SEC registered investment adviser. KMI provides strategic property services to both the public and private sector. KMI provides a full range of real estate consulting and management services, including portfolio management, due diligence, acquisition, development, financial, program management, facility management and disposition services. KMI will utilize resources from our development and construction operations to customize a real estate strategy to achieve specific client goals. As of June 30, 2005, KMI managed or co-managed real estate portfolios totaling approximately $175 million for several pension funds, and managed or co-managed approximately 10 million additional square feet of real estate. In addition to being a continuing source of advisory income, we believe that KMI will help facilitate future access to capital and avenues for growth.

Financing Strategy

        We consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of indebtedness, including the purchase price of properties to be developed or acquired with debt financing, the estimated market value of our properties upon refinancing and the ability of particular properties, as well as our Company as a whole, to generate cash flow to cover expected debt service.

        Generally speaking, although we may incur any of the forms of indebtedness described below, we intend to focus primarily on financing future growth through the incurrence of secured debt on an individual property or a portfolio of properties. We may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from other banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in our properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include our general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings for working capital, to purchase additional interests in partnerships or joint ventures in which we participate, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties or development of new properties. We also may incur indebtedness for other purposes when, in the opinion of our board or management, it is advisable to do so. In addition, we may need to borrow to make distributions (including distributions that may be required under the Internal Revenue Code) if we do not have sufficient cash available to make those distributions.

Retail Operating Properties

        As of June 30, 2005, we owned interests in a portfolio of 36 retail operating properties totaling approximately 5.4 million square feet of gross leasable area, or GLA (including non-owned anchor space). The following table sets forth more specific information with respect to our retail operating properties as of June 30, 2005:

    Retail Operating Properties

Property(1)	State	MSA	Year Built/Renovated	Annualized Base Rent(2)	Total GLA(3)	Owned GLA(3)	Percentage of Owned GLA Leased(4)	Major Tenants and Non-Owned Anchors(5)
International Speedway Square(6)	FL	Daytona Beach	1999	2,688,926	233,901	220,901	100.0%	Stein Mart, Bed Bath, Circuit City
King's Lake Square	FL	Naples	1986/2005	1,031,355	85,497	85,497	97.5%	Publix, Walgreens
Wal-Mart Plaza(7)	FL	Gainesville	1970	914,838	177,826	177,826	100.0%	Wal-Mart, Books A Million, Save A Lot
Waterford Lakes	FL	Orlando	1997	899,171	77,948	77,948	100.0%	Winn-Dixie(8)
Shops at Eagle Creek	FL	Naples	1998	739,198	75,944	75,944	91.0%	Winn-Dixie(8)
Circuit City Plaza	FL	Ft. Lauderdale	2004	817,202	435,906	45,906	91.5%	Circuit City, Wal-Mart (non-owned)
Indian River Square	FL	Vero Beach	1997/2004	1,410,845	379,246	144,246	100.0%	Office Depot, Bealls, Ragshop
Centre at Panola	GA	Atlanta	2001	828,424	73,079	73,079	100.0%	Publix
Publix at Acworth	GA	Atlanta	1996	774,968	69,628	69,628	98.3%	Publix, CVS
Silver Glen Crossing	IL	Chicago	2002	1,719,790	138,274	132,725	88.4%	Dominick's, MC Sports
Fox Lake Crossing	IL	Chicago	2002	1,328,126	99,095	99,095	95.5%	Dominick's
Glendale Mall(6)	IN	Indianapolis	1958/2000	2,540,584	724,026	579,189	84.3%	L.S. Ayres, Kerasotes Theatre, Lowe's (non-owned)
Cool Creek Commons	IN	Indianapolis	2005	1,897,369	133,177	120,648	95.0%	Fresh Market, Stein Mart
Boulevard Crossing	IN	Kokomo	2004	1,366,805	214,696	112,696	96.0%	TJ Maxx, Petco, Shoe Carnival, Kohl's (non-owned)
Hamilton Crossing	IN	Indianapolis	1999	1,268,611	87,374	82,374	91.0%	Office Depot
Fishers Station(9)	IN	Indianapolis	1989/2005	1,143,219	114,457	114,457	84.4%	Marsh Supermarket
Whitehall Pike	IN	Bloomington	1999	1,014,000	128,997	128,997	100.0%	Lowe's
The Centre(6)(10)	IN	Indianapolis	1986	1,001,979	80,689	80,689	98.6%	Osco
The Corner Shops	IN	Indianapolis	1984/2003	483,182	42,545	42,545	97.1%	Hancock Fabrics
Stoney Creek Commons	IN	Indianapolis	2000	155,000	149,809	—	*	Lowe's (non-owned)
Weston Park Phase I	IN	Indianapolis	2005	190,000	12,200	—	*
Martinsville Shops	IN	Martinsville	2005	147,620	10,986	10,986	100.0%
50 South Morton	IN	Indianapolis	1999	132,000	2,000	2,000	100.0%
Ridge Plaza	NJ	Oak Ridge	2002	1,734,864	114,928	114,928	94.4%	A&P, CVS
Eastgate Pavilion	OH	Cincinnati	1995	2,209,767	231,730	231,730	100.0%	Dick's Sporting Goods, Value City Furniture, Best Buy
Shops at Otty(11)	OR	Portland	2004	395,656	154,845	9,845	100.0%
Plaza at Cedar Hill	TX	Dallas	2000	3,501,261	299,783	299,783	100.0%	Hobby Lobby, Linens 'N Things, Marshall's
Sunland Towne Centre	TX	El Paso	1996	3,056,687	312,571	307,595	98.9%	Kmart, Circuit City, Roomstore
Galleria Plaza(12)(13)	TX	Dallas	2002	353,906	44,306	44,306	29.1%
Cedar Hill Village(13)	TX	Dallas	2002	240,620	139,092	44,262	27.2%	JC Penney (non-owned)
Preston Commons	TX	Dallas	2002	552,652	142,564	27,564	85.6%	Lowe's (non-owned)
Burlington Coat(14)	TX	San Antonio	1992/2000	483,300	107,400	107,400	100.0%	Burlington Coat Factory
Plaza Volente	TX	Austin	2004	2,547,881	160,308	156,308	100.0%	H-E-B Grocery
50th & 12th	WA	Seattle	2004	475,000	14,500	14,500	100.0%	Walgreens
176th & Meridian	WA	Seattle	2004	433,000	14,560	14,560	100.0%	Walgreens
Four Corner Square	WA	Seattle	1985	826,478	73,086	73,086	98.6%	Johnson Hardware Store

Total				$41,304,284	5,356,973	3,923,243	93.8%

(*)
Property consists of three outlots, two of which were leased as of June 30, 2005.

(1)
All properties are wholly-owned, except as indicated. Unless otherwise noted, each property is owned in fee simple by us.

(2)
Annualized Base Rent represents the contractual rent for June 2005 for each applicable property, multiplied by 12. This table does not include Annualized Base Rent from development property tenants open for business as of June 30, 2005.

(3)
Owned GLA represents gross leasable area that is owned by us. Total GLA includes Owned GLA, square footage attributable to non-owned anchor space and non-owned structures on ground leases.

(4)
Percentage of Owned GLA Leased reflects Owned GLA/NRA leased as of June 30, 2005 except for Stoney Creek Commons and Weston Park Phase I (see *).

(5)
Represents the three largest tenants that occupy at least 10,000 square feet of GLA at the property, including non-owned anchors.

(6)
A third party manages this property.

(7)
We acquired a 99.9% interest in this property through a joint venture with a third party that manages the property. At the current time, we receive 85% of the cash flow from the property, which percentage may decrease under certain circumstances.

(8)
In February 2005, Winn-Dixie Stores, Inc. filed a petition for Chapter 11 bankruptcy to reorganize its business operations. As of June 30, 2005, Winn-Dixie has not announced plans to close the stores at either of our properties, nor has it rejected either lease.

(9)
This property is divided into two parcels: a grocery store and small shops. We own a 25% interest in the small shops in a joint venture and a 100% interest in the grocery store. The joint venture partner is entitled to an annual preferred payment of $96,000. All remaining cash flow is distributed to us.

(10)
We own a 60% interest in this property through a joint venture with the third party that manages the property.

(11)
We do not own the land at this property. We have leased the land pursuant to two ground leases that expire in 2017. We have six five-year options to renew this lease.

(12)
We do not own the land at this property. We lease the land pursuant to a ground lease that expires in 2027. We have five five-year renewal options.

(13)
In January 2005, Ultimate Electronics filed a petition for Chapter 11 bankruptcy to reorganize its business operations. This tenant rejected its leases with us effective May 31, 2005 at Cedar Hill Village and effective June 30, 2005 at Galleria Plaza. On September 13, 2005, we executed a lease with 24 Hour Fitness for the former Ultimate Electronics space at Cedar Hill Village.

(14)
We do not own the land at this property. We have leased the land pursuant to a ground lease that expires in 2012. We have six five-year renewal options and a right of first refusal to purchase the land.

Retail Development Properties

        In addition to our operating retail properties, as of September 19, 2005, we owned 14 retail development properties that are expected to contain approximately 2.1 million square feet of gross leasable area (including non-owned anchor space) upon completion. The following sets forth more specific information with respect to our retail development properties as of September 19, 2005:

2005 Deliveries	MSA	Opening Date(1)	Projected Owned GLA(2)	Projected Total GLA(3)	Percentage of Owned GLA Pre-Leased or Committed(4)	Total Estimated Project Cost(5)	Cost Incurred as of June 30, 2005(5)	Major Tenants and Non-owned Anchors
Florida
Eagle Creek, Phase II(6)	Naples	Jan. 05	0	165,000	100.0%	$9,080	$8,825
Indiana
Traders Point	Indianapolis	Oct. 04	272,000	353,377	87.7%	45,227	42,377	Dick's Sporting Goods, Marsh Supermarkets, Bed Bath & Beyond, Kerasotes Theatres, Michaels, Old Navy
Traders Point II	Indianapolis	Apr. 05	46,600	50,200	46.0%	8,288	6,848	(See Trader's Point)
Greyhound Commons(6)	Indianapolis	Feb. 05	0	201,325	n/a	4,397	3,724	Lowe's (non-owned)
Red Bank Commons	Evansville	Feb. 05	34,500	246,500	66.1%	6,400	5,718	Wal-Mart (non-owned); Home Depot (non-owned)
Geist Pavilion	Indianapolis	Mar. 05	64,300	64,300	69.4%	11,971	4,960	Village Market (Marsh Supermarkets)
Oregon
Cornelius Gateway Build To Suit For Sale(9)	Portland	Q4 05	36,100	36,100	41.0%	9,200	2,535	Walgreens

Total			453,500	1,116,802	82.2%	$94,563	$74,987

2006-2007 Deliveries	MSA	Opening Date(1)	Projected Owned GLA(2)	Projected Total GLA(3)	Percentage of Owned GLA Pre-Leased or Committed(4)	Total Estimated Project Cost(5)	Cost Incurred as of June 30, 2005(5)	Major Tenants and Non-owned Anchors
Florida
Tarpon Springs Plaza	Naples	Q4 06	95,000	286,800	24.0%	$21,500	$9,799	Target (non-owned)
Estero Town Commons(8)(9)(10)	Naples	Q3 06	165,600	188,600	81.5%	20,000	10,857
Illinois
Naperville Marketplace	Chicago	Q2 06	175,000	175,000	60.1%	29,650	15,333	Marsh Supermarkets
Indiana
Beacon Hill Shopping Center(8)(9)	Chicago	Q3 06	56,000	161,000	0.0%	17,000	(11)	Strack & Van Til (non-owned)
Zionsville Place(8)	Indianapolis	Q2 06	37,400	42,400	0.0%	8,000	(11)
Washington
Sandifur Plaza Build to Suit for Sale(8)(9)	Tri-Cities	Q4 06	27,400	27,400	54.0%	6,400	1,802	Walgreens
Gateway Shopping Center Phase I(7)(8)(9)	Seattle	Q1 07	30,200	133,200	100.0%	8,500	4,684	Kohl's (non-owned)

Total			586,600	1,014,400	52.5%	$111,050	$42,475

(1)
Opening Date is defined as the first date a tenant is open for business or a ground lease or similar payment is made.

(2)
Projected Owned GLA represents gross leasable area that we project will be owned by us. It excludes square footage that we project will be attributable to non-owned outlot structures on land that is owned by us and that we expect to ground lease to tenants. It also excludes non-owned anchor space.

(3)
Projected Total GLA includes Projected Owned GLA, projected square footage attributable to non-owned outlot structures on land that is owned by us, and non-owned anchor space that is currently existing or under construction.

(4)
Excludes outlots owned by us and ground leased to tenants. Includes leases under negotiation for approximately 144,000 square feet for which we have signed non-binding letters of intent plus two agreements to enter into ground leases with anchor tenants at our Eagle Creek, Phase II and Estero Town Commons properties. We currently have 31 outlots at the properties in our development pipeline, including eight which are currently pre-leased.

(5)
Dollars in thousands.

(6)
All of the land at Eagle Creek, Phase II and Greyhound Commons is intended to be ground leased to tenants. We have entered into an agreement to enter into a ground lease for the entire Eagle Creek, Phase II property with a big box retailer. The tenant is obligated to pay and is paying a portion of its rent until the ground lease is executed. Greyhound Commons consists of four outlots, two of which were ground leased as of June 30, 2005.

(7)
A second phase is anticipated for Gateway Shopping Center and is projected to include 45,000 square feet of small shops, two outlots, and a 93,000 square foot shadow anchor.

(8)
Opening date and/or Total Estimated Project Cost is based on preliminary site plan.

(9)
We own the following development properties through joint ventures: Cornelius Gateway (80%); Sandifur Plaza (Walgreens 80%; small shops 95%); Beacon Hill (preferred return, then 50%); Gateway Shopping Center (preferred return, then 50% until internal rate of return threshold is reached and then 25%); Estero Town Commons (preferred return, then 40%).

(10)
We have entered into an agreement to enter into ground lease at Estero Town Commons with a big box retailer, which intends to build a 135,000 square foot anchor store.

(11)
Beacon Hill Shopping Center and Zionsville Place were added to our development pipeline subsequent to June 30, 2005.

Operating Commercial Properties

        As of June 30, 2005, we owned interests in five operating commercial properties totaling approximately 663,000 square feet of net rentable area, or NRA, and a related parking garage. The following sets forth more specific information with respect to our commercial properties as of June 30, 2005:

Property	MSA	Year Built/ Renovated	Acquired, Redeveloped, or Developed	Owned NRA	Percentage of Owned NRA Leased	Annualized Base Rent	Percentage of Annualized Commercial Base Rent	Base Rent Per Leased Sq. Ft.	Major Tenants
Indiana
Thirty South	Indianapolis	1995/2002	Redeveloped	298,346	94.8%	$4,930,221	51.2%	$17.43	Eli Lilly, City Securities, Kite Realty Group
Mid America Clinical Labs	Indianapolis	1995/2002	Redeveloped	100,000	100.0%	1,721,000	17.9%	17.21	Mid-America Clinical Laboratories
PEN Products	Indianapolis	2003	Developed	85,875	100.0%	813,236	8.5%	9.47	Indiana Department of Administration
Spring Mill Medical(2)	Indianapolis	1998/2002	Redeveloped	63,431	100.0%	1,466,603	15.2%	23.12	University Medical Diagnostic Associates; Indiana University Healthcare Associates
Union Station Parking Garage(3)	Indianapolis	1986	Acquired	N/A	N/A	N/A	N/A	N/A	Denison Parking
Indiana State Motor Pool	Indianapolis	2004	Developed	115,000	100.0%	693,450	7.2%	6.03	Indiana Dept. of Administration

Total				662,652	97.7%	$9,624,510	100.0%	$14.87

(1)
Annualized base rent represents the contractual rent for June 2005 for each applicable property, multiplied by 12.

(2)
We own a 50% interest in this property through a joint venture with one of the tenants at this property.

(3)
2005 annualized base rent is approximately $500,000.

Land Held For Future Development

        Currently, we own interests in land parcels comprising approximately 128 acres that may be used for future expansion of existing properties or development of new retail or commercial properties. We anticipate that these land parcels will form the basis of our development pipeline for delivery in 2007 and beyond.

Tenant Diversification

        No individual retail tenant accounts for more than 2.8% of annualized base rent for the year ending December 31, 2005 or 2.5% of total retail portfolio GLA as of June 30, 2005. No individual commercial tenant accounts for more than 3.1% of annualized base rent for the year ending December 31, 2005. The following table sets forth certain information for the largest 25 tenants at our operating retail, commercial and development properties based on minimum rents in place as of June 30, 2005:

Tenant	Type of Property	Number of Locations	Leased GLA/NRA	% of Owned GLA/NRA of the Portfolio	Annualized Base Rent(1)	Annualized Base Rent per Sq. Ft.	% of Total Portfolio Annualized Base Rent
Mid America Laboratories	Commercial	1	100,000	2.1%	$1,721,000	$17.21	3.1%
State of Indiana	Commercial	3	210,393	4.4%	1,663,733	7.91	3.0%
Eli Lilly	Commercial	1	99,542	2.1%	1,642,443	16.50	3.0%
Marsh Supermarkets	Retail	2	122,000	2.5%	1,565,847	12.83	2.8%
Dominick's	Retail	2	131,613	2.7%	1,411,728	10.73	2.6%
Circuit City	Retail	3	98,485	2.0%	1,388,318	14.10	2.5%
Dick's Sporting Goods	Retail	2	126,672	2.5%	1,220,000	9.63	2.2%
H-E-B Grocery	Retail	1	105,000	2.2%	1,155,000	11.00	2.1%
Walgreens	Retail	3	39,070	0.8%	1,031,023	26.39	1.9%
Bed Bath & Beyond	Retail	3	85,895	1.8%	1,021,921	11.90	1.9%
Lowe's Home Center	Retail	1	128,997	2.7%	1,014,000	7.86	1.9%
Publix	Retail	3	129,357	2.7%	989,361	7.65	1.7%
Kmart	Retail	1	110,875	2.2%	850,379	7.67	1.6%
UMDA (2)	Commercial	1	32,256	0.7%	844,402	26.18	1.5	%(2)
Old Navy	Retail	4	85,420	1.8%	824,758	9.66	1.5%
Winn-Dixie (3)	Retail	2	103,406	2.2%	806,266	7.80	1.5%
Kerasotes Theatres	Retail	2	43,050	0.9%	776,496	18.04	1.4%
A & P	Retail	1	58,732	1.2%	763,516	13.00	1.4%
City Securities	Commercial	1	34,949	0.7%	694,900	19.88	1.3%
Office Depot	Retail	2	62,064	1.3%	627,701	10.11	1.1%
Indiana University Healthcare Associates (2)	Commercial	1	31,175	0.7%	622,201	19.96	1.1	%(2)
Bealls	Retail	2	79,611	1.6%	576,000	7.24	1.1%
Petsmart	Retail	2	50,909	1.1%	537,095	10.55	1.0%
Office Max	Retail	2	46,372	1.0%	487,220	10.51	0.9%
TJX Companies	Retail	2	56,550	1.2%	475,312	8.41	0.9%

Total			2,172,393	45.1%	$24,710,620	$11.37	45.0%

(1)
Annualized base rent represents the contractual rent for June 2005 for each applicable property, multiplied by 12.

(2)
Property held in unconsolidated joint venture. Annualized base rent reflected at 100 percent.

(3)
In February 2005, Winn-Dixie Stores, Inc. filed a petition for Chapter 11 bankruptcy to reorganize its business operations. At this time, Winn-Dixie has not announced plans to close the stores at either of our properties, nor has it rejected either lease.

Lease Expirations

        Approximately 6.2% and 6.6% of total annualized base rent and total GLA/NRA, respectively, expire in the remainder of 2005 and in 2006. The following tables show scheduled lease expirations for retail and commercial tenants and development property tenants open for business in place as of June 30, 2005 assuming none of the tenants exercise renewal options.

    Lease Expiration—Operating Portfolio

	Number of Expiring Leases(1)	Expiring GLA/NRA(2)	% of Total GLA/NRA Expiring	Expiring Annualized Base Rent(3)	% of Total Annualized Base Rent	Expiring Annualized Base Rent per Sq. Ft.	Expiring Ground Lease Revenue
July 1, 2005 to Dec. 31, 2005	34	68,408	1.5%	$840,556	1.6%	$12.29	$0
2006	68	232,441	5.1%	2,420,085	4.6%	10.41	0
2007	74	229,496	5.0%	3,060,299	5.8%	13.33	0
2008	39	297,719	6.5%	2,451,010	4.6%	8.23	0
2009	55	204,952	4.5%	3,145,227	6.0%	15.35	0
2010	50	397,326	8.7%	4,358,102	8.3%	10.97	0
2011	27	522,682	11.5%	4,483,433	8.5%	8.58	0
2012	31	260,437	5.7%	3,495,638	6.6%	13.42	85,000
2013	17	178,784	3.9%	2,514,885	4.8%	14.07	0
2014	28	295,352	6.5%	3,593,777	6.8%	12.17	427,900
Beyond	70	1,871,669	41.1%	22,425,716	42.4%	11.98	1,572,280

Total	493	4,559,266	100.0%	$52,788,728	100.0%	$11.58	$2,085,180

(1)
Lease expiration table reflects rents in place as of June 30, 2005 and does not include option periods; 2005 expirations include month to month tenants. This column also excludes ground leases.

(2)
Expiring GLA excludes square footage for non-owned ground lease structures.

(3)
Annualized base rent represents the contractual rent for June 2005 for each applicable property, multiplied by 12. Excludes ground lease revenue.

        In January 2005, Ultimate Electronics filed for Chapter 11 bankruptcy protection to reorganize its business operations. During the second quarter of 2005, this tenant notified us of its intent to reject its leases with us at our Cedar Hill Village (effective May 31, 2005) and Galleria Plaza (effective June 30, 2005) properties. As of March 31, 2005, this tenant occupied approximately 63,600 square feet at an average base rent of $19.53 per square foot, representing approximately 2.4% of our total annualized base rent as of March 31, 2005. On September 13, 2005, we executed a lease with 24 Hour Fitness for the former Ultimate Electronics space at Cedar Hill Village.

Outstanding Indebtedness

        The following tables set forth information with respect to total outstanding consolidated indebtedness and our share of total unconsolidated indebtedness as of June 30, 2005 (dollars in thousands):

    Total Debt Outstanding as of June 30, 2005

	Outstanding Amount	Percentage	Weighted Average Interest Rate	Weighted Average Maturity (in years)
Fixed Rate Debt:
Consolidated	$206,500	50%	6.35%	7.1
Unconsolidated	8,650	2%	6.61%	6.9
Variable Rate Debt (Hedged)(1)	65,000	16%	5.57%	1.8

Total Fixed Rate Debt	280,150	68%	6.18%	5.9
Variable Rate Debt:(2)
Construction Loans	$97,905	24%	5.34%	1.2
Other Variable	101,888	24%	4.78%	2.2
Variable Rate Debt (Hedged)(1)	(65,000)	-16%	-4.78%	-1.9

Total Variable Rate Debt	134,793	32%	5.19%	1.6
Net Premiums	3,420	N/A	N/A	N/A

Total	$418,363	100%	5.86%	4.5

(1)	These debt obligations are hedged by interest rate swap agreements.
(2)	Variable rate debt percentage, net of swap transactions, is as follows:
	-Construction	20%	$82,905
	-Other variable	12%	51,888

		32%	$134,793

    Unconsolidated Debt Outstanding as of June 30, 2005

	Lender	Interest Rate	Maturity Date	Balance as of 06/30/05
Fixed Rate
The Centre(1)	Sun Life	6.99%	6/1/2009	$4,253
Spring Mill Medical(1)	LaSalle Bank	6.45%	9/1/2013	12,197

Total Unconsolidated Debt				$16,450
Joint Venture Partners' Share of Total Unconsolidated Debt				(7,800)

Company's Share of Total Unconsolidated Debt				$8,650

Total Consolidated Debt				$409,713
Total Unconsolidated Debt				8,650

Total Debt				$418,363

(1)
We own a 50% interest in Spring Mill Medical and a 60% interest in The Centre.

        Credit Facility.    On August 31, 2004, we entered into a three-year, $150 million secured revolving credit facility with Wachovia Bank, N.A., an affiliate of Wachovia Capital Markets, LLC, one of the underwriters of our IPO and this offering, and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., one of the underwriters of our IPO and this offering. We may extend the facility for one year, provided that no events of default exist and subject to an extension fee of $300,000. Borrowings under the facility bear interest at a floating rate of LIBOR plus 135 to 160 basis points, depending on our leverage ratio, and are secured by certain of our properties. The amount that we may borrow under the facility depends on our maintaining a minimum "borrowing base" of properties. After giving effect to this offering and the expected use of proceeds, our borrowing base will be sufficient to enable us to borrow the entire $150 million under the credit facility. This facility will be used principally to fund growth opportunities, including acquisitions and development activities.

    Interest Rate Swaps

        During the first six months of 2005, we entered into interest rate swaps totaling $65 million to hedge variable cash flows associated with existing variable rate debt. Including the effects of these swaps, our fixed and variable rate debt was approximately $271.5 million (67%) and $134.8 million (33%), respectively, of our total consolidated debt at June 30, 2005. Reflecting our interest in unconsolidated debt, our fixed and variable rate debt was 68% and 32%, respectively, of our total debt at June 30, 2005. On an as adjusted basis giving effect to this offering and the expected use of proceeds, our fixed and variable rate debt was 92% and 8%, respectively, of our total debt at June 30, 2005.

MANAGEMENT

        The following sets forth certain information concerning our trustees and executive officers:

Name	Age	Title
Alvin E. Kite, Jr.	72	Chairman of the Board of Trustees
John A. Kite	40	Chief Executive Officer, President and Trustee
William E. Bindley	64	Trustee
Dr. Richard A. Cosier	58	Trustee
Eugene Golub	74	Trustee
Gerald L. Moss	69	Trustee
Michael L. Smith	57	Trustee
Thomas K. McGowan	40	Executive Vice President of Development, Chief Operating Officer
Daniel R. Sink	38	Senior Vice President and Chief Financial Officer

        Alvin E. Kite, Jr. has served as a trustee since our formation in March 2004 and as our Chairman of the Board of Trustees since our IPO in August 2004. He also is the founder and Chairman of Kite, Inc., which was started in 1960 and has grown to become one of the nation's largest interior construction firms. Prior to our initial public offering, Mr. Kite was the founder and Chairman of our predecessor companies and other affiliated companies, which we refer to as Kite Companies. Under Mr. Kite's leadership, Kite Companies grew to include Kite Development Corporation, KMI Realty Advisors, Inc., and Kite Construction, Inc., which has provided general and interior construction and construction management services in North America, Europe, the Middle East, and North Africa. Mr. Kite has been active in numerous Indianapolis-based charitable organizations, including Community Hospitals Foundation; RCA Stadium Revitalization Committee; Indianapolis Tennis Championships, Inc.; Crossroads of America Council BSA (including the chairmanship of the 2002 and 2003 Governors Annual Fundraising Campaign); Tau Beta Pi Association (membership status conferred by invitation to academic honors students in the school of engineering); Indianapolis Regional Economic Development Partnership; and the Indianapolis Marion County Public Library Foundation, Inc. He also serves on the Board of Directors of Meridian Hills Country Club in Indianapolis. Mr. Kite graduated from The Citadel with a Bachelor of Science in Electrical Engineering. Upon graduation, he attended the Air Force Management School and served as a fighter pilot from 1955-1958, after which he served in the Air Force Reserves as a troop carrier pilot. Alvin E. Kite, Jr. is John A. Kite's father.

        John A. Kite has served as a trustee since our formation in March 2004 and as our Chief Executive Officer and President since our IPO in August 2004. Prior to our initial public offering, he had served as President and CEO of Kite Companies since 1997. Mr. Kite was responsible for the strategic direction and operating results for all four operating divisions of Kite Companies. In 1990, Mr. Kite joined Kite Development Corporation as Chief Financial Officer. In this role he was responsible for project financing, negotiating with banks and private investors, and restructuring investments in Kite Companies' projects. In this capacity, Mr. Kite oversaw in excess of $250 million in financing. In 1994, he became President of KMI Realty Advisors, Inc., an SEC registered full-service real estate advisory firm that currently oversees approximately $200 million of diverse real estate holdings for pension fund clients. Mr. Kite holds a B.A. in Economics from DePauw University and began his career in 1987 at Harris Trust and Savings Bank in Chicago. John A. Kite is Alvin E. Kite, Jr.'s son.

        William E. Bindley has served as a trustee since our IPO in August 2004. He is our lead independent trustee. He has been Chairman of Bindley Capital Partners, LLC, a private equity investment firm headquartered in Indianapolis, Indiana, since 2001. Since 1992, he has also been

Chairman and the founder of Priority Healthcare Corporation, a Nasdaq-listed national provider of bio-pharmaceuticals and complex therapies for chronic disease states headquartered in Lake Mary, Florida. Mr. Bindley also served as Chief Executive Officer of Priority Healthcare from July 1994 to May 1997 and President from May 1996 to July 1996. Mr. Bindley was the Chairman, President, CEO and founder of Bindley Western Industries, Inc., a national pharmaceutical distributor and nuclear pharmacy operator that was a New York Stock Exchange Fortune 200 company at the time of its merger into Cardinal Health in February 2001. He serves on the boards of Priority Healthcare Corporation and Shoe Carnival, Inc., both of which are Nasdaq-listed companies. He previously served on the boards of Cardinal Health and Key Banks, NA (Cleveland, Ohio). He is currently Vice Chairman of the United States Ski and Snowboard Association and serves on the Board of the Purdue Research Foundation and the President's Advisory Council at Purdue.

        Dr. Richard A. Cosier has served as a trustee since our IPO in August 2004. He has served as Dean and Leeds Professor of Management at the Krannert School of Management, Purdue University since 1999 and Director of the Burton D. Morgan Center for Entrepreneurship since 2001. He formerly served as Dean and Fred E. Brown Chair of Business Administration at the University of Oklahoma, and Associate Dean for Academics, Professor of Business Administration and Chairperson of the Department of Management at Indiana University. Dr. Cosier is the recipient of several teaching excellence awards and a Richard D. Irwin Fellowship. He is listed in Who's Who in America and served on the board at First Fidelity Bank, N.A. of Oklahoma City, Century, Inc. of Midwest City, Oklahoma, and Bank One, Lafayette, Indiana. His community service includes, among others, chairing the Norman Economic Development Coalition and serving on the Executive Committee of the Greater Lafayette Community Development Corporation.

        Eugene Golub has served as a trustee since our IPO in August 2004. He is the founder and since 1965 has been Chairman of Golub & Company, a private company which has been involved in more than $3.0 billion in real estate transactions. Under his leadership, Golub companies have owned, developed and operated more than 30 million square feet of properties in the United States and abroad. In 1989, Mr. Golub entered the international marketplace as the first major U.S. real estate company to undertake development projects in Central and Eastern Europe and Russia just prior to their reemergence as market-driven economies. Mr. Golub serves on the boards of ARCap REIT, Inc. and The Family Institute, and is active in numerous Chicago-based charitable organizations. In 1999, he was inducted into the prestigious Chicago Association of Realtors Hall of Fame, and, in 2004, he received the first Central & Eastern European Real Estate Lifetime Achievement Award.

        Gerald L. Moss has served as a trustee since our IPO in August 2004. He is honorary of counsel with Bingham McHale LLP, an Indianapolis, Indiana law firm. He has extensive experience in the areas of corporate and real estate law. For over 30 years he served as general counsel for the Capital Improvement Board of Marion County, Indiana (CIB). His duties included providing legal counsel relative to the development of the Indiana Convention Center and RCA Dome and other CIB facilities and the operation of the Convention Center and Dome. Mr. Moss is a Distinguished Fellow of the Indianapolis Bar Association and Indiana State Bar Association. His university and community experience includes service as a Director of the Indianapolis Symphony Orchestra, the Indiana Repertory Theater and the Metropolitan Arts Council and as President and Director of the Washington Township Schools Foundation, the Indiana University Varsity Club and the Indiana University Law Alumni Association. He also serves as a member of the Law School's Board of Visitors and is a recipient of the School's Distinguished Service Award. He was awarded the prestigious Sagamore of the Wabash by the Governor of Indiana. In March 2004, Mr. Moss was named an Indiana Super Lawyer being voted one of the top 5% of all lawyers in Indiana by peer selection.

        Michael L. Smith has served as a trustee since our IPO in August 2004. He retired from his position as Executive Vice President and CFO of WellPoint, Inc., formerly Anthem, Inc., a health insurance company, on January 31, 2005, positions he had held since 1999. Prior to that, he served as

Senior Vice President of Anthem, Inc. and CFO of Anthem Blue Cross and Blue Shield's operations in the Midwest and Connecticut. Mr. Smith was the co-executive sponsor of Anthem's $4.0 billion initial public offering in 2001, when Anthem executed one of the largest IPOs in the history of the New York Stock Exchange. Mr. Smith serves on the boards of directors of First Indiana Corporation, a Nasdaq-listed bank holding company, InterMune, Inc., a Nasdaq-listed biopharmaceutical company, Finishmaster, Inc., a privately owned company, and the Legacy Fund of Hamilton County. Mr. Smith is also a member of the Board of Trustees of DePauw University. He has maintained several community service leadership roles, including Indianapolis Symphony, Children's Museum of Indianapolis, Family Support Center, St. Vincent's Hospital Foundation, Eiteljorg Museum and the Crossroads Rehabilitation Center.

        Thomas K. McGowan has been our Executive Vice President of Development and Chief Operating Officer since our IPO in August 2004. Mr. McGowan also had been Executive Vice President of Kite Companies since 1995. He is primarily responsible for new project development, land acquisition, and general operational and organizational functions of the development and construction groups. Before joining Kite Companies, Mr. McGowan worked eight years for real estate developer Mansur Development Corporation. In his 18 years in the real estate development business, Mr. McGowan has coordinated the development of shopping centers, Class A office buildings, medical facilities, industrial buildings, planned unit developments, and full service hotels.

        Daniel R. Sink has been our Senior Vice President and Chief Financial Officer since our IPO in August 2004. Mr. Sink had been the Chief Financial Officer of Kite Companies since 1999. His responsibilities include overseeing the real estate finance area, the corporate accounting function, corporate tax planning, overall company financial budgeting, and corporate operations and administration. From 1989 through 1999, Mr. Sink was employed by Olive, LLP (which subsequently merged into BKD LLP), one of the fifteen largest accounting firms in the country, acting as a tax specialist in charge of the tax consulting for the central Indiana real estate/construction group. Mr. Sink is a Certified Public Accountant.

UNDERWRITING

        Lehman Brothers Inc. and Wachovia Capital Markets, LLC are acting as representatives of the underwriters. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us, on a firm commitment basis, the respective number of common shares shown opposite its name below:

Underwriter	Number of Shares
Lehman Brothers Inc.	3,825,000
Wachovia Capital Markets, LLC	1,275,000
Goldman, Sachs & Co.	1,190,000
Raymond James & Associates, Inc.	1,190,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	850,000
Stifel, Nicolaus & Company, Incorporated	170,000

Total	8,500,000

        The underwriting agreement provides that the underwriters' obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the common shares offered hereby, if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$0.7505	$0.7505
Total	$6,379,250.00	$7,336,137.50

        The representatives of the underwriters have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.45 per share. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $0.10 per share to other dealers. After the offering, the representatives may change the offering price and other selling terms.

        The expenses of the offering that are payable by us are estimated to be approximately $750,000 (exclusive of underwriting discounts and commissions). The maximum commission or discount to be received by any underwriter or independent broker-dealer will not exceed 8%.

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,275,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 8,500,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in this offering as indicated in the table at the beginning of this "Underwriting" section.

Lock-Up Agreements

        We and all of our trustees and executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we will not, directly or indirectly, (1) offer, sell, pledge, or otherwise transfer or dispose of any common shares or any securities that may be converted into or exchanged for any common shares, (2) enter into any swap or other derivative transaction that transfers, in whole or in part, any of the economic benefits or risks of ownership of the common shares, (3) make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any common shares or securities convertible, exercisable or exchangeable into common shares or any of our other securities or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this prospectus supplement other than permitted transfers and certain limited exceptions.

        The 90-day restricted period described in the preceding paragraph will be extended if:

  •
  during the last 17 days of the 90-day restricted period we issue an earnings release or announces material news or a material event; or

  •
  prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Selling Restrictions

        Each of the underwriters has represented and agreed that:

  (a)
  it has not made or will not make an offer of common shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

  (b)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

  (c)
  it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the common shares in, from or otherwise involving the United Kingdom.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, which we refer to as a Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of common shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the common shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of common shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of common shares to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        The common shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the common shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        No offering circular or other document or material in connection with the offer or sale, or invitation for subscription or purchase, of common shares, may be circulated or distributed, nor may shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore.

        The common shares have not been and will not be registered under the Securities and Exchange Law of Japan, or the Securities and Exchange Law, and each underwriter has agreed that it will not offer or sell any common shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Indemnification

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        Prior to purchasing the common shares being offered pursuant to this prospectus supplement, one of the underwriters purchased on behalf of the syndicate 60,400 common shares at an average price of $15.02 in stabilization transactions.

Electronic Distribution

        A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus supplement in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

        If you purchase common shares offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

        Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Affiliates of Lehman Brothers Inc., Wachovia Capital Markets, LLC and KeyBanc Capital Markets, three of the underwriters in this offering, are lenders under our $150 million secured revolving credit facility. In connection with this facility, Lehman Brothers Inc., Wachovia Capital Markets, LLC and KeyBanc Capital Markets will receive customary fees for such services and certain of their expenses will be reimbursed.

FEDERAL INCOME TAX CONSIDERATIONS

        A summary of the material federal income tax consequences to you as a prospective holder of our common shares is set forth in our Current Report on Form 8-K, filed with the SEC on August 16, 2005 (as amended or supplemented from time to time), and incorporated by reference in this prospectus. The summary in our Current Report on Form 8-K is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from owning our common shares. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or non-U.S. income and other tax consequences that may result from your ownership of our common shares.

LEGAL MATTERS

        The legality of the common shares, certain federal income tax matters and our qualification as a REIT for federal income tax purposes will be passed upon for us by Hogan & Hartson L.L.P. Certain legal matters will be passed upon for the underwriters by Clifford Chance US LLP.

EXPERTS

        The financial statements and schedule of Kite Realty Group Trust and its predecessor, Kite Property Group, included in Kite Realty Group Trust's Annual Report on Form 10-K for the year ended December 31, 2004, and the Combined Statement of Revenues and Certain Expenses of Plaza Volente and Indian River Square included in Kite Realty Group Trust's Current Report on Form 8-K dated August 16, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such financial statements and schedule have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below, the file number for each of which is 1-32268, that have been previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

  •
  our Current Reports on Form 8-K filed with the SEC on March 9, 2005, March 21, 2005, April 5, 2005, May 4, 2005, May 19, 2005, July 7, 2005 and August 16, 2005;

  •
  our Definitive Proxy Statement on Form 14A filed with the SEC on April 15, 2005; and

  •
  our Registration Statement on Form 8-A, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-114224), and all reports filed for the purpose of updating such description.

        We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        You may obtain copies of any of these filings through Kite Realty Group Trust as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
Attn: Investor Relations
Internet Website: www.kiterealty.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS SUPPLEMENT.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange, or the NYSE. For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

        We have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the securities that may be offered by this prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement, including its exhibits and schedules. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

PROSPECTUS

$500,000,000

KITE REALTY GROUP TRUST

Common Shares, Preferred Shares, Depositary Shares,
Warrants and Rights

        We may offer, from time to time, one or more series or classes of:

  •
  common shares;

  •
  preferred shares;

  •
  depositary shares representing our preferred shares;

  •
  warrants exercisable for our common shares, preferred shares or depositary shares representing preferred shares; and

  •
  rights to purchase common shares.

        We may offer common shares, preferred shares, depositary shares representing preferred shares, warrants or rights with an aggregate initial public offering price of up to $500,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering. We refer to our common shares, preferred shares, depositary shares, warrants and rights collectively as the "securities." We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

        We will deliver this prospectus together with a prospectus supplement setting forth the specific terms of the securities we are offering. The applicable prospectus supplement also will contain information, where applicable, about U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by the prospectus supplement.

        We may offer the securities directly to investors, through agents designated from time to time by them or us, or to or through underwriters or dealers. If any agents, underwriters, or dealers are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying prospectus supplement. For more detailed information, see "Plan of Distribution" beginning on page 23. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

        Our common shares are listed on the New York Stock Exchange under the symbol "KRG."

        You should read this entire prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you invest in any of these securities.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for risks relating to an investment in our securities, which is incorporated herein by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 30, 2005

        You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

        You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

        When used in this prospectus, except where the context otherwise requires, the terms "we," "us," "our" and "the Company" refer to Kite Realty Group Trust and its subsidiaries and all references to the "Operating Partnership" refer to Kite Realty Group, L.P.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a "shelf" registration process. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the securities being offered at that time. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with any additional information you may need to make your investment decision.

FORWARD-LOOKING STATEMENTS

        This prospectus, together with other statements and information publicly disseminated by Kite Realty Group Trust, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

  •
  national and local economic, business, real estate and other market conditions;

  •
  the ability of tenants to pay rent;

  •
  the competitive environment in which we operate;

  •
  financing risks;

  •
  property management risks;

  •
  the level and volatility of interest rates;

  •
  the financial stability of tenants;

  •
  our ability to maintain our status as a real estate investment trust ("REIT") for federal income tax purposes;

  •
  acquisition, disposition, development and joint venture risks;

  •
  potential environmental and other liabilities;

  •
  other factors affecting the real estate industry generally; and

  •
  other risks identified in this prospectus and, from time to time, in other reports we file with the Securities and Exchange Commission (the "SEC") or in other documents that we publicly disseminate.

        We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov. You can also inspect copies of our public filings at the offices of the New York Stock Exchange (the "NYSE"). For further information about obtaining copies of our public filings from the NYSE, please call (212) 656-5060.

        We have filed with the SEC a "shelf" registration statement on Form S-3 under the Securities Act of 1933 relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail about us and any securities that may be offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below, the file number for each of which is 1-32268, that have been previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

  •
  our Current Reports on Form 8-K filed with the SEC on March 9, 2005, March 21, 2005, April 5, 2005, May 4, 2005, May 19, 2005, July 7, 2005 and August 16, 2005;

  •
  our Definitive Proxy Statement on Form 14A filed with the SEC on April 15, 2005; and

  •
  our Registration Statement on Form 8-A, which incorporates by reference the description of our common shares from our Registration Statement on Form S-11 (Reg. No. 333-114224), and all reports filed for the purpose of updating such description.

        We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K except to the extent set forth above. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

        You may obtain copies of any of these filings through Kite Realty Group Trust as described below, through the SEC or through the SEC's Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Kite Realty Group Trust
30 S. Meridian Street
Suite 1100
Indianapolis, IN 46204
(317) 577-5600
Attn: Investor Relations
Internet Website: www.kiterealty.com

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

THE COMPANY

Overview

        We are a full-service, vertically integrated real estate investment trust focused primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. We also provide real estate facility management, construction, development and other advisory services to third parties.

        As of June 30, 2005, we owned interests in a portfolio of 36 retail operating properties totaling approximately 5.4 million square feet of gross leasable area (including non-owned anchor space) and 12 retail development properties that are expected to contain approximately 1.9 million square feet of gross leasable area (including non-owned anchor space). Our retail operating portfolio was 93.8% leased as of June 30, 2005 to a diversified tenant base, with no single retail tenant accounting for more than 2.8% of our total annualized base rent. As of June 30, 2005, we also owned interests in five commercial operating properties totaling approximately 663,000 square feet of net rentable area and a related parking garage. Occupancy of our commercial operating portfolio was 97.7% as of June 30, 2005, with no single commercial tenant accounting for more than 3.1% of our annualized base rent. Our operating portfolio currently consists of properties in Indiana, Texas, Florida, Georgia, Illinois, New Jersey, Ohio, Oregon and Washington. In addition, we currently own interests in land parcels comprising approximately 65 acres that may be used for future development of retail or commercial properties or for expansion of existing properties.

        We were formed in March 2004 and organized as a Maryland real estate investment trust. From inception until August 16, 2004, neither we, our Operating Partnership, nor our other subsidiaries had any operations. We commenced operations on August 16, 2004 after completing our initial public offering ("IPO"), concurrently with the consummation of various formation transactions that consolidated into our Operating Partnership the ownership of a portfolio of properties and property interests, and certain commercial real estate businesses of our predecessor, the Kite Property Group, a nationally recognized real estate owner and developer. Kite, Inc., an affiliate of Kite Property Group, was founded in 1960 by our Chairman, Al Kite, and grew from an interior construction company to a full-service, vertically integrated real estate development, construction and management company.

        We conduct all of our business through our Operating Partnership, of which we are the sole general partner. As of June 30, 2005, we held an approximate 69% interest in our Operating Partnership.

RISK FACTORS

        You should consider carefully the risks incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and the other information contained in this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

        Unless otherwise described in the applicable prospectus supplement to this prospectus used to offer specific securities, we intend to use the net proceeds from the sale of securities under this prospectus for general corporate purposes, which may include acquisitions of additional properties, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment and/or improvement of properties in our portfolio, working capital and other general purposes.

EARNINGS RATIOS

        Our historical ratio of earnings to fixed charges and preferred dividends was 1.44 for the six month period ended June 30, 2005 and the amount of coverage deficiency for the period August 16, 2004 through December 31, 2004 was $1,212,574. For the purpose of computing the ratio of earnings to combined fixed charges and preferred dividends and the amount of coverage deficiency, earnings have been calculated by adding fixed charges, (excluding capitalized interest), to net income (loss) before limited partners' interests in the operating partnership, distributions of income from equity investees, minority interest and income from majority-owned unconsolidated entities and deducting income from unconsolidated entities. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of debt issuance costs, fixed charges of majority-owned unconsolidated entities and estimated interest within rental expense.

DESCRIPTION OF COMMON SHARES

General

        Our declaration of trust provides that we may issue up to 200,000,000 common shares of beneficial interest, par value $.01 per share, and 40,000,000 preferred shares of beneficial interest, par value $.01 per share. As of August 5, 2005, 19,148,267 common shares were issued and outstanding and no preferred shares were issued and outstanding.

        Maryland law provides and our declaration of trust provides that none of our shareholders is personally liable for any of our obligations solely as a result of that shareholder's status as a shareholder.

Voting Rights of Common Shares

        Subject to the provisions of our declaration of trust regarding restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

        Under the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT's declaration of trust. Our declaration of trust provides for approval by a majority of all votes entitled to be cast on all other matters in all situations permitting or requiring action by shareholders except with respect to the election of trustees (which will require a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present). Our declaration of trust permits the trustees to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

        All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

        Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Power to Classify and Reclassify Shares and Issue Additional Common Shares or Preferred Shares

        Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series, as authorized by the board of trustees. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their best interest. As of August 5, 2005, no preferred shares were outstanding.

        To permit us increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise, our declaration of trust allows us to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or might otherwise be in their best interests.

        Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is LaSalle Bank National Association.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

        The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to the applicable Maryland law, our declaration of trust and bylaws.

  Number of Trustees; Vacancies

        Our declaration of trust and bylaws provides that the number of our trustees will be established by a vote of a majority of the members of our board of trustees. We currently have seven trustees. Our bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Pursuant to our declaration of trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify. Under Maryland law, our board may elect to create staggered terms for its members.

        Our bylaws provide that at least a majority of our trustees will be "independent," with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE.

  Removal of Trustees

        Our declaration of trust provides that a trustee may be removed only with cause and only upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. Absent removal of all of our trustees, this provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

  Business Combinations

        Our board has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. Maryland law prohibits "business combinations" between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

  •
  any person who beneficially owns 10% or more of the voting power of our shares; or

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  an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

        A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

        After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

  •
  80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

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  two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

        The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

  Control Share Acquisitions

        Our bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. "Control shares" are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

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  one-tenth or more but less than one-third;

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  one-third or more but less than a majority; or

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  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders' meeting.

        If voting rights are not approved at the shareholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders' meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

  Merger, Amendment of Declaration of Trust

        Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT's declaration of trust. Under our declaration of trust, we cannot dissolve or merge with another entity without the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Our declaration of trust, including its provisions on removal of trustees, may be amended only by the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

  Limitation of Liability and Indemnification

        Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit or profit in money, property or services; or

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  a final judgment based upon a finding of active and deliberate dishonesty by the trustee that was material to the cause of action adjudicated.

        Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former trustees or officers or any individual who, while a trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our declaration of trust and bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former trustee or officer who is made a party to a proceeding by reason of his or her service to us.

        Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

  •
  the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith; or

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  was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services; or

  •
  in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        However, Maryland law will prohibit us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

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  a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

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  a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

  Operations

        We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

  Term and Termination

        Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

  Meetings of Shareholders

        Under our bylaws, annual meetings of shareholders are to be held each year between April 15 and May 15 at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

  Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

  •
  pursuant to our notice of the meeting;

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  by our board of trustees; or

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  by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

        With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

  •
  pursuant to our notice of the meeting;

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  by our board of trustees; or

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  provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

  Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

        The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares or preferred shares and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in the control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The "unsolicited takeovers" provisions of Maryland law permit our board of trustees, without shareholder approval and regardless of what is provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

DESCRIPTION OF PREFERRED SHARES

        The following description sets forth certain general terms of the preferred shares to which any prospectus supplement may relate. This description and the description contained in any prospectus supplement are not complete and are in all respects subject to and qualified in their entirety by reference to our declaration of trust, the applicable articles supplementary that describes the terms of the related class or series of preferred shares, and our bylaws, each of which we will make available upon request.

General

        Subject to the limitations prescribed by Maryland law and our declaration of trust and bylaws, our board of trustees is authorized to establish the number of shares constituting each series of preferred shares and to fix the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the board of trustees or duly authorized committee thereof. The preferred shares will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

        The prospectus supplement relating to the series of preferred shares offered thereby will describe the specific terms of such securities, including:

  •
  the title and stated value of such preferred shares;

  •
  the number of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

  •
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

  •
  whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such preferred shares shall accumulate;

  •
  the procedures for any auction and remarketing, if any, for such preferred shares;

  •
  the provisions for a sinking fund, if any, for such preferred shares;

  •
  the provisions for redemption, if applicable, of such preferred shares;

  •
  any listing of such preferred shares on any securities exchange;

  •
  the terms and conditions, if applicable, upon which such preferred shares will be convertible into our common shares, including the conversion price (or manner of calculation thereof) and conversion period;

  •
  a discussion of federal income tax considerations applicable to such preferred shares;

  •
  any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

  •
  in addition to those limitations described below, any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

  •
  any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

DESCRIPTION OF DEPOSITARY SHARES

General

        We may issue receipts for depositary shares, each of which will represent a fractional interest of a preferred share of a particular series, as specified in the applicable prospectus supplement. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement among us, the depositary named therein and the holders from time to time of the depositary receipts. Subject to the terms of the applicable deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a preferred share of a particular series represented by the depositary shares evidenced by such depositary receipt, to all the rights and preferences of the preferred shares represented by such depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

        The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of the preferred shares by us to a preferred share depositary, we will cause such preferred shares depositary to issue, on our behalf, the depositary receipts. Copies of the applicable form of deposit agreement and depositary receipt may be obtained from us upon request, and the statements made hereunder relating to the deposit agreement and the depositary receipts to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable deposit agreement and related depositary receipts.

Dividends and Other Distributions

        The preferred share depositary will distribute all cash dividends or other cash distributions received in respect of the preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary.

        In the event of a distribution other than in cash, the preferred shares depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred shares depositary, unless the preferred shares depositary determines that it is not feasible to make such distribution, in which case the preferred shares depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

        No distribution will be made in respect of any depositary share to the extent that it represents any preferred shares converted into other securities.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the applicable preferred shares depositary (unless the related depositary shares have previously been called for redemption or converted into other securities), the holders thereof will be entitled to delivery at such office, to or upon such holder's order, of the number of whole or fractional preferred shares and any money or other property represented by the depositary shares evidenced by such depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional preferred shares on the basis of the proportion of preferred shares represented by each depositary share as specified in the applicable prospectus supplement, but holders of such preferred shares will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of preferred shares to be withdrawn, the preferred shares depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Redemption of Depositary Shares

        Whenever we redeem preferred shares held by the preferred shares depositary, the preferred shares depositary will redeem as of the same redemption date the number of depositary shares representing preferred shares so redeemed, provided we shall have paid in full to the preferred shares depositary the redemption price of the preferred shares to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us that will not result in a violation of the ownership restrictions in our declaration of trust. See "Restrictions on Ownership."

        From and after the date fixed for redemption, all dividends in respect of the preferred shares so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depositary receipts were entitled upon such redemption and surrender thereof to the preferred shares depositary.

Voting of the Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, the preferred shares depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent such preferred shares. Each record holder of depositary receipts evidencing depositary shares on the record date (which will be the same date as the record date for the preferred shares) will be entitled to instruct the preferred shares depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by such holder's depositary shares. The preferred shares depositary will vote the amount of preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred shares depositary in order to enable the preferred shares depositary to do so. The preferred shares depositary will abstain from voting the amount of preferred shares represented by such depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing such depositary shares. The preferred shares depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is in good faith and does not result from negligence or willful misconduct of the preferred shares depositary.

Liquidation Preference

        In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Shares

        The depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by holders thereof to the preferred shares depositary with written instructions to the preferred shares depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares evidenced by such depositary receipts into whole common shares, other preferred shares, and we have agree that upon receipt of such instructions and any amounts payable in respect thereof, we will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

Amendment and Termination of Deposit Agreement

        The form of depositary receipt evidencing the depositary shares which represent the preferred shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred shares depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred shares will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable depositary shares evidenced by the applicable depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the deposit agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred shares and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby.

        The deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the preferred shares depositary if (i) such termination is necessary to preserve our status as a REIT or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon the preferred shares depositary shall deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the preferred shares depositary with respect to such depositary receipts. We have agreed that if the deposit agreement is terminated to preserve our status as a REIT, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation, dissolution or winding up and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each related preferred share shall have been converted into our securities not so represented by depositary shares.

Charges of Preferred Shares Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred shares depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred shares depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

        The preferred shares depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred shares depositary, any such resignation or removal to take effect upon the appointment of a successor preferred shares depositary. A successor preferred shares depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $10,000,000.

Miscellaneous

        The preferred shares depositary will forward to holders of depositary receipts any reports and communications from the Company which are received by the preferred shares depositary with respect to the related preferred shares.

        Neither the preferred shares depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the deposit agreement. The obligations of us and the preferred shares depositary under the deposit agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of preferred shares represented by the depositary shares), gross negligence or willful misconduct, and we and the preferred shares depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or preferred shares represented thereby unless satisfactory indemnity is furnished. We and the preferred shares depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred shares represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

        In the event the preferred shares depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred shares depositary shall be entitled to act on such claims, requests or instructions received from us.

Restrictions on Ownership

        Holders of depositary receipts will be subject to the ownership restrictions of the declaration of trust. See "Restrictions on Ownership."

DESCRIPTION OF WARRANTS

        We may offer by means of this prospectus warrants for the purchase of our preferred shares, depositary shares representing preferred shares or common shares. We may issue warrants separately or together with any other securities offered by means of this prospectus, and the warrants may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent specified therein. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

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  the title and issuer of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currencies in which the price or prices of such warrants may be payable;

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  the designation, amount and terms of the securities purchasable upon exercise of such warrants;

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  the designation and terms of the other securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the securities purchasable upon exercise of such warrants will be separately transferable;

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  the price or prices at which and currency or currencies in which the securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

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  the minimum or maximum amount of such warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of material federal income tax considerations; and

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  any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

        We may issue rights to our shareholders for the purchase of common shares. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

        The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

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  the date for determining the shareholders entitled to the rights distribution;

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  the aggregate number of common shares purchasable upon exercise of such rights and the exercise price;

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  the aggregate number of rights being issued;

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  the date, if any, on and after which such rights may be transferable separately;

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  the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

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  any special U.S. federal income tax consequences; and

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  any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

RESTRICTIONS ON OWNERSHIP

        In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

        Because our board of trustees believes that it is essential for us to qualify as a REIT and for anti-takeover reasons, our declaration of trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our declaration of trust provides that:

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  no person, other than an excepted holder or a designated investment entity (each as defined in the declaration of trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 7%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;

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  no person may own directly or indirectly, or be deemed to own through attribution, more than 9.8% in number or value or any class of series of preferred shares;

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  no excepted holder, which means Al Kite, John Kite, Paul Kite, their family members and certain entities controlled by them, may currently acquire or hold, directly or indirectly, shares in excess of 21.5% in number or value, whichever is more restrictive, of our issued and outstanding common shares after application of the relevant attribution rules;

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  no designated investment entity may acquire or hold, directly or indirectly (or through attribution), shares in excess of the designated investment entity limit of 9.8%, in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of shares;

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  no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code);

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  no person shall beneficially or constructively own our shares of beneficial interest that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

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  no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

        The declaration of trust defines a "designated investment entity" as:

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  an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

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  an entity that qualifies as a regulated investment company under Section 851 of the Code; or

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  an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended;

so long as each beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

        Our board of trustees may waive the 7% ownership limit, or the 9.8% designated investment entity limit, for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its reasonable discretion, to establish that such person's ownership in excess of the 7% limit or the 9.8% limit, as applicable, would not jeopardize our qualification as a REIT.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        All certificates representing our shares will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common shares, will be required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.

BOOK-ENTRY SECURITIES

        We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

        Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called "participants." Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository's participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

        So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

        Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such participants.

        If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

        We may sell securities offered by means of this prospectus to one or more underwriters for public offering and sale by them or may sell such securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of such securities will be named in the prospectus supplement relating to the securities.

        Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices. We may, from time to time, authorize underwriters acting as our agents to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with a sale of securities offered by means of this prospectus, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit realized by them upon the resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

        If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase securities of the series to which such prospectus supplement relates providing for payment and delivery on a future date specified in such prospectus supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular offered securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that:

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  the purchase by an institution of the particular securities offered shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

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  if the particular securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of such securities or number of warrants less the principal amount or number thereof, as the case may be, covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or our or such institutional investors' performance thereunder.

        We may agree to sell securities to an underwriter for a delayed public offering and may further agree to adjustments before the public offering to the underwriters' purchase price for the securities based on changes in the market value of the securities. The prospectus supplement relating to any such public offering will contain information on the number of securities to be sold, the manner of sale or other distribution, and other material facts relating to the public offering.

        One or more of the following (or their successors) may be involved as an underwriter or agent in any at-the-market offering of securities:

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  Advest, Inc.;
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  A.G. Edwards & Sons, Inc.
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  Banc of America Securities LLC;
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  Banc One Capital Markets, Inc.;
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  BB&T Capital Markets, a division of Scott & Stringfellow, Inc.;
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  BNY Capital Markets, Inc.;
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  Bear Stearns & Co. Inc.;
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  Chatsworth Securities LLC;
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  Citigroup Global Markets Inc.
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  City Securities Corporation
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  Credit Suisse First Boston
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  Deutsche Bank Securities Inc.
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  Edward D. Jones & Co., L.P.
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  Ferris, Baker Watts, Incorporated;
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  Fidelity Capital Markets, a division of National Financial Services LLC
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  Flagstone Securities LLC
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  Friedman, Billings, Ramsey & Co., Inc.;
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  Goldman Sachs & Co.;
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  KeyBanc Capital Markets, a division of McDonald Investments Inc.
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  Lehman Brothers Inc.;
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  JPMorgan Chase Securities Inc.;
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  Legg Mason Wood Walker, Incorporated;
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  McDonald Investments Inc.
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  Merrill Lynch, Pierce, Fenner & Smith Incorporated;
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  Morgan Stanley & Co. Incorporated;
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  M.R. Beal & Company
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  Oppenheimer & Co. Inc.
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  PNC Capital Markets, Inc.
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  Prudential Securities, Inc.;
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  Raymond James & Associates, Inc.
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  RBC Capital Markets Corporation
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  Salomon Smith Barney Inc.;
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  Stifel, Nicolaus & Company, Incorporated;
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  UBS Investment Bank;
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  Wachovia Capital Markets, LLC;
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  Wells Fargo Brokerage Services, LLC

        No more than $250,000,000 in aggregate principal amount of our common shares may be offered and sold in any one or more at-the-market transactions pursuant to this prospectus.

        In connection with underwritten offerings of securities, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. These transactions may be effected in the over-the-counter market or otherwise. Underwriters are not required to engage in any of these activities, or to continue the activities if commenced.

        Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

        We may sell the securities in exchange in whole or part for consideration other than cash. This consideration may consist of services or products, whether tangible or intangible, and including services or products we may use in our business; outstanding debt or equity securities of our company or one or more of its subsidiaries; debt or equity securities or assets of other companies, including in connection with investments, joint ventures or other strategic transactions, or acquisitions; release of claims or settlement of disputes; and satisfaction of obligations, including obligations to make payments to distributors or other suppliers and payment of interest on outstanding obligations. We may sell the securities as part of a transaction in which outstanding debt or equity securities of our company or one or more of our subsidiaries are surrendered, converted, exercised, canceled or transferred.

        We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common shares to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell our common shares short using this prospectus and deliver our common shares covered by this prospectus to close out such short positions, or loan or pledge our common shares to financial institutions that in turn may sell the shares of our common shares using this prospectus. We may pledge or grant a security interest in some or all of our common shares covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell our common shares from time to time pursuant to this prospectus.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions likely will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        Any securities, other than our common shares, may be a new issue of securities with no established trading market. We cannot assure you that there will be a market for the securities of any particular security, or that if a market does develop, that it will continue to provide holders of those securities with liquidity for their investment or will continue for the duration the securities are outstanding.

LEGAL MATTERS

        The validity of the securities offered by means of this prospectus and certain federal income tax matters have been passed upon for us by Hogan & Hartson L.L.P.

EXPERTS

        The financial statements and schedule of Kite Realty Group Trust and its predecessor, Kite Property Group, included in Kite Realty Group Trust's Annual Report (Form 10-K) for the year ended December 31, 2004, and the Combined Statement of Revenues and Certain Expenses of Plaza Volente and Indian River Square included in Kite Realty Group Trust's Current Report on Form 8-K dated August 16, 2005 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such financial statements and schedule have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

8,500,000 Shares

Common Shares

PROSPECTUS SUPPLEMENT
 September 27, 2005

LEHMAN BROTHERS
Sole Book-Running Manager
WACHOVIA SECURITIES
Joint Lead Manager

GOLDMAN, SACHS & CO.
RAYMOND JAMES
KEYBANC CAPITAL MARKETS
STIFEL, NICOLAUS & COMPANY
    INCORPORATED

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ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
THE COMPANY
RISK FACTORS
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